Scantek Medical, Inc.
4B Wing Drive
Cedar Knolls, NJ 07927

March 7, 2007

Life Medical Technologies, Inc.
P.O. Box 473
Babylon, NY 11702

Gentlemen:

WHEREAS, Srotnac Group LLC (“Srotnac”) has taken the position that it has an option (“Srotnac Option”) to acquire the exclusive right to distribute Scantek Medical, Inc.’s (“Scantek’s”) prostate device (the “Prostate Device”) and susceptibility to stroke device (the “Stroke Device”) in the United States and Canada pursuant to a Letter Agreement between Srotnac and Scantek dated as of the 3rd day of December, 2004 (“Srotnac Letter Agreement”);

WHEREAS, Scantek believes that Srotnac does not possess the Srotnac Option, because the restated Agreement by and between Scantek and Life Medical Technologies, Inc. (“Life Medical”) dated the 22nd day of August, 2006, which Agreement amended and restated the agreement by and between Scantek and Life Medical dated as of the 3rd day of December, 2004, made the Srotnac Option void;

WHEREAS, Life Medical is controlled by Srotnac’s owner Steven Cantor;

WHEREAS, Scantek and Srotnac seek to resolve the status of distribution rights for the Prostate Device and Stroke Device;

WHEREAS, Scantek is willing to grant, and Life Medical is willing to accept, the option to acquire an interest in a limited liability company which will own the exclusive distribution rights for the Prostate Device and Stroke Device in all of the current and future countries and other governmental entities on the earth (the “New LLC”). Scantek and Life Medical will each own fifty (50%) percent of the voting interests and forty eight and one half (48.5%) percent of the total interests in the New LLC;

NOW, THEREFORE, in consideration of the mutual covenants of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged,

IT IS AGREED:

1. Recitals. The parties hereby adopt as part of this Letter Agreement each of the recitals which is set forth above in the WHEREAS clauses, and agree that such recitals shall be binding upon the parties hereto by way of contract and not merely by way of recital or inducement and such WHEREAS clauses are hereby confirmed and ratified as being accurate by each party as to itself.

2. Scantek hereby grants Life Medical the option (the “Life Medical Option”) to enter into an exclusive distribution agreement with Scantek, pursuant to the terms and conditions of this Letter Agreement and the Operating Agreement and Distribution Agreement which are annexed hereto and made a part hereof as Exhibits “A” and “B”, respectively.

3. A. Duration of Life Medical Option. Until December 31, 2008, Life Medical may exercise the Life Medical Option at any time. Scantek may send a notice to Life Medical at any time pursuant to Article “6” of this Agreement, stating that if Life Medical does not exercise the Life Medical Option on or prior to a specified expiration date which is ninety (90) days or more after the date of such notice (the “Expiration Date”), the Life Medical Option shall expire upon the Expiration Date; provided, however, that the Expiration Date shall not be prior to December 31, 2008.

B. Exercise Price. The exercise price of the Life Medical Option shall be three million two hundred thousand ($3,200,000) dollars (“Exercise Price”).

C. Payment of Exercise Price. The Exercise Price for the Life Medical Option shall be paid as follows:

(i) Fifty (50%) percent of the Exercise Price at the time of exercise of the Life Medical Option;

(ii) The remaining balance on, or prior to, the date which is six (6) months after the date of exercise of the Life Medical Option.

4. Distribution Entity.

A. Capitalization. The capitalization of the New LLC shall be at least two hundred fifty thousand ($250,000) dollars as of three (3) months after the exercise of the Life Medical Option (the “Primary Capitalization”), and at least one million ($1,000,000) dollars as of one (1) year after the exercise of the Life Medical Option (the “Secondary Capitalization”), such Secondary Capitalization being inclusive of, not in addition to, the Primary Capitalization.

B. Ownership. After the exercise of the Life Medical Option, Life Medical and Scantek shall each own fifty (50%) percent of the voting interests of the New LLC and forty eight and one half (48.5%) percent of the total interests of the New LLC.

5. In order to induce Scantek to grant the Life Medical Option, Srotnac agrees to release any and all rights which it may have with respect to the Srotnac Option.

6. Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by (i) mail by (a) certified mail, postage prepaid, return receipt requested and (b) first class mail, postage prepaid (ii) overnight delivery with confirmation of delivery or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

If to Life Medical:	Life Medical Technologies, Inc.
P.O. Box 473
Babylon, NY 11702
Attn: Mr. Steven Cantor, President
Fax No.: (516) 977-3425

With a copy to:	Mintz & Fraade, P.C.
488 Madison Avenue, Suite 1100
New York, NY 10022
Attn: Frederick M. Mintz, Esq.
Fax No.: (212) 486-0701

If to Srotnac:	Srotnac Group LLC
P.O. Box 473
Babylon, NY 11702
Attn: Mr. Steven Cantor, Managing Member
Fax No.: (516) 977-3425

With a copy to:	Mintz & Fraade, P.C.
488 Madison Avenue, Suite 1100
New York, NY 10022
Attn: Frederick M. Mintz, Esq.
Fax No.: (212) 486-0701

To Scantek:	Scantek Medical, Inc.
4B Wing Drive
Cedar Knolls, NJ 07927
Attn: Dr. Zsigmond L. Sagi
Fax No.: (973) 401-0459

With a copy to:	Mintz & Fraade, P.C.
488 Madison Avenue, Suite 1100
New York, NY 10022
Attn: Frederick M. Mintz, Esq.
Fax No.: (212) 486-0701

or in each case to such other address and facsimile number as shall have last been furnished by like notice. If all of the methods of notice set forth in this Article “6” of this Letter Agreement are impossible for any reason, notice shall be in writing and personally delivered to the aforesaid addresses. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date so sent if a copy thereof is also mailed by first class mail on the date sent by facsimile. If the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice is given; provided further, however, that any notice sent by overnight delivery shall be deemed to have been given as of the date of delivery.

7. This Letter Agreement shall in accordance with Section 5-1401 of the General Obligations Law of New York in all respects be construed, governed, applied and enforced under the internal laws of the State of New York without giving effect to the principles of conflicts of laws and be deemed to be an agreement entered into in the State of New York and made pursuant to the laws of the State of New York. The parties agree that they shall be deemed to have agreed to binding arbitration solely in New York, New York, with respect to the entire subject matter of any and all disputes relating to or arising under this Letter Agreement including, but not limited to, the specific matters or disputes as to which arbitration has been expressly provided for by other provisions of this Letter Agreement. Any such arbitration shall be by a panel of three arbitrators and pursuant to the commercial rules then existing of the American Arbitration Association in the State of New York, County of New York. In all arbitrations, judgment upon the arbitration award may be entered in any court having jurisdiction. The parties agree, further, that the prevailing party in any such arbitration as determined by the arbitrators shall be entitled to such costs and attorney's fees, if any, in connection with such arbitration as may be awarded by the arbitrators. In connection with the arbitrators’ determination for the purpose of which party, if any, is the prevailing party, they shall take into account all of the factors and circumstances including, without limitation, the relief sought, and by whom, and the relief, if any, awarded, and to whom. In addition, and notwithstanding the foregoing sentence, a party shall not be deemed to be the prevailing party in a claim seeking monetary damages, unless the amount of the arbitration award exceeds the amount offered in a legally binding writing by the other party by fifteen percent (15%) or more. For example, if the party initiating arbitration (“A”) seeks an award of $100,000 plus costs and expenses, the other party (“B”) has offered A $50,000 in a legally binding written offer prior to the commencement of the arbitration proceeding, and the arbitration panel awards any amount less than $57,500 to A, the panel should determine that B has “prevailed”. The parties specifically designate the courts in the City of New York, State of New York as properly having jurisdiction for any proceeding to confirm and enter judgment upon any such arbitration award. The parties hereby consent to and submit to personal jurisdiction over each of them solely by the courts of the State of New York in any action or proceeding, waive personal service of any and all process and specifically consent that in any such action or proceeding brought in the courts of the State of New York, any service of process may be effectuated upon any of them by certified mail, return receipt requested, in accordance with Article “6” of this Letter Agreement.

The arbitration panel shall have no power to award non-monetary or equitable relief of any sort. It shall also have no power to award (i) damages inconsistent with any applicable agreement between the parties or (ii) punitive damages or any other damages not measured by the prevailing party’s actual damages; and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held invalid or unenforceable, shall the arbitration panel have power to make an award or impose a remedy which could not be made or imposed by a court deciding the matter in the same jurisdiction.

Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

All aspects of the arbitration shall be treated as confidential. The parties and the arbitration panel may disclose the existence, content or results of the arbitration only as provided in the rules of the American Arbitration Association in New York, New York. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interest.

8. This Letter Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings with respect to same. This Letter Agreement may not be altered, changed or modified, except by a written instrument signed by each of the parties to this Letter Agreement. All Exhibits annexed or attached to this Letter Agreement are incorporated into this Letter Agreement by reference thereto and constitute an integral part of this Letter Agreement. This Letter Agreement shall be binding upon each of the parties to this Letter Agreement, and upon their respective successors and assigns.

If this Letter Agreement accurately reflects our agreement, please sign where indicated below.

Scantek Medical, Inc.

By:
Dr. Zsigmond L. Sagi, President

Agreed and Accepted:

Life Medical Technologies, Inc.

By:
Steven Cantor, President

Srotnac Group, LLC

By:
Steven Cantor, Managing Member

EXHIBIT A - OPERATING AGREEMENT

OPERATING AGREEMENT

AGREEMENT, dated as of the ___ day of _________, 2007 (the “Agreement”), by and between Scantek Medical, Inc., a Delaware corporation with an address at ________________________ (“Scantek”), Life Medical Technologies, Inc., a Delaware corporation with an address at P.O. Box 473, Babylon, NY 11702 (“Life Medical”) and Mintz & Fraade Enterprises, LLC, a New York limited liability company with an address at 300 DeMott Avenue, Rockville Centre, NY 11570 (“M&F”), (Scantek, Life Medical and M&F are hereinafter referred to as the “Members”).

WITNESSETH:

WHEREAS, the Members have formed ____________________ as a Delaware limited liability company (the “Company”) in order to distribute Scantek’s prostate device and susceptibility to stroke device (the “Products”) throughout all of the current and future countries and other governmental entities on the earth, and

WHEREAS, the Members desire to set forth certain provisions with respect to the affairs, operations and management of the Company.

NOW, THEREFORE, in consideration of the mutual covenants of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged,

IT IS AGREED:

1. Recitals.

The parties hereby adopt as part of this Agreement each of the recitals which is contained above in the WHEREAS clauses, and agree that such recitals shall be binding upon the parties hereto by way of contract and not merely by way of recital or inducement; and such clauses are hereby confirmed and ratified as being accurate by each party hereto.

2. Formation; Term; Membership Interests.

A. The Members have formed the Company as a limited liability company in the State of Delaware on ____________, 2007.

B. The term of the Company shall commence as of ___________, 2007 and shall be of unlimited duration unless otherwise terminated as set forth in Article “8” of this Agreement.

C. The Company shall have one hundred (100) Interests issued and outstanding, of which ninety seven (97) shall be Class A Interests and three (3) shall be Class B Interests. The Class A and Class B Interests shall have identical rights, with the exception that Class B Interests shall not have voting rights except as required by law or as explicitly provided in Paragraph “M” of Article “4” of this Agreement.

D. Scantek and Life Medical each own forty eight and one half (48.5) Class A Interests, and therefore shall each have fifty (50%) percent of the voting Interests.

E. M&F owns three (3) Class B Interests. At such time as the Company’s securities are traded or quoted in the United States or any foreign country, including, but not limited to, on any of the following exchanges or quotation systems: Nasdaq National Market, Nasdaq SmallCap Market, OTC Bulletin Board, Pink Sheets, London Stock Exchange, AIM, Borsa Italiana S.p.A., Bourse de Montréal, Bolsa Mexicana de Valores or Tokyo Stock Exchange, M&F’s Class B Interests shall be converted into Class A Interests.

3. Board of Managers.

A. The Board of Managers of the Company (the “Board”) shall consist of six (6) Managers.

B. Managers shall be elected annually. Scantek and Life Medical agree to vote their Interests for the election of three (3) Managers selected by each of them. Dr. Zsigmond L. Sagi shall be one of Scantek’s three (3) Managers and shall serve as Chairman of the Board.

C. M&F shall have the right to designate an observer to the Board (the “M&F Observer”), who shall have the right to attend all Board meetings and receive all notices and other information which are given to the Managers. The M&F Observer shall not be deemed to be a Manager, shall not have voting rights and shall not count towards a quorum.

D. The Board shall meet at least once in each calendar quarter. The Secretary of the Company shall give written notice pursuant to Paragraph “C” of Article “15” of this Agreement to all Members and to the M&F Observer of the time and place of each meeting of the Board at least five (5) business days prior to such meeting.

E. The Secretary of the Company shall send the minutes of each meeting of the Board to all Members and to the M&F Observer within five (5) business days after such meeting.

F. Additional meetings of the Board may be called by any two Managers by written notice pursuant to Paragraph “C” of Article “15” of this Agreement to the other Managers and to the M&F Observer specifying the matters to be considered at the meeting. The Chairman of the Board shall set the time and place of the meeting within five (5) business days after receipt of such written notice, which meeting shall be held within ten (10) business days after receipt of such written notice.

G. Notice of Action to be Voted Upon by the Board. If the meeting of the Board has as one of its purposes any amendment to the Company’s articles of organization, this Agreement or any other document, or the approval of any document, including, but not limited to, any contract or a plan of merger, consolidation, division, conversion or voluntary winding up and liquidation of the Company, each Manager and the M&F Observer shall be given, together with the written notice of the meeting, a copy of the relevant document to be considered at the meeting, and with respect to any proposed amendments, a copy of the original document to which an amendment is proposed.

H. Waiver of Notice.

(i) Written Waiver. Whenever any written notice is required to be given pursuant to the Delaware Limited Liability Company Act (“DLLCA”) or this Agreement, a waiver of such notice in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, the meeting shall be required to be specified in the waiver of notice of the meeting.

(ii) Waiver by Attendance. Attendance of a person at any meeting shall constitute a waiver of notice of the meeting, except where a person attends a meeting for the express purpose of objecting, at the commencement of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

I. The Chairman of the Board shall preside at all meetings of the Board.

J. A quorum shall be five (5) Managers.

K. The votes of five (5) Managers shall be required to engage in any act for which the consent of the Board is required.

L. Any action which could be taken at a meeting of Managers may be taken through the written consent of five (5) Managers in lieu of a meeting in accordance with applicable law.
M. In addition to acts by the Company which require the consent of the Board as a matter of law, the following acts shall require the consent of the Board:

(i) Enter into a distribution agreement;

(ii) Sell or modify any rights with respect to any Territory; or

(iii) Enter into any subcontracting agreement.

N. Adjournment. Any regular or special meeting of the Board, including one which cannot be deemed effective because a quorum has not attended, may be adjourned to another place and time until a quorum shall be present or represented. When a meeting is adjourned to another place and time, written notice need not be given of the adjourned meeting if the place and time thereof are announced at the meeting at which the adjournment is announced; provided, however, that if the date of any adjourned meeting is more than fifteen (15) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

4. Member Meetings.

A. Manner of Giving Notice. Whenever written notice of a meeting of the Members is required to be given pursuant to the Act or this Agreement, such notice shall be given pursuant to Paragraph “C” of Article “15” of this Agreement. Such notice shall specify the time and place of the meeting and any other information required by the DLLCA or this Agreement.

B. Annual Meeting. The annual meeting of the Members shall be held on such date, at such time and at such place as shall be designated from time to time by the Board and stated in the notice of the meeting, at which the Members holding Class A Interests shall transact such business as may properly be brought before the meeting.

C. Special Meetings. Special meetings of the Members may be called at any time by (i) the Board or (ii) Members holding twenty five (25%) percent or more of the Class A Interests. The meeting shall be held at the time requested by the person or persons calling the meeting as set forth in the notice.

D. Procedure for Calling Meetings. Upon request of any person entitled to call a meeting, written notice of the meeting of the Members shall be given by, or at the direction of, the Secretary or, in the absence of the Secretary, any other person authorized by the Board, to each Member of record, at least five (5) business days prior to the date upon which the meeting is to be held. If notice is not given within twenty (20) days after receipt of the request, the person or persons calling the meeting may give the notice. If the meeting of the Members is a special meeting, the notice shall specify the matters to be considered at the meeting.

E. Notice of Action to be Voted Upon by the Members. If the meeting of the Members has as one of its purposes any amendment to the Company’s articles of organization, this Agreement or any other document, or the approval of any document, including, but not limited to, any contract or a plan of merger, consolidation, division, conversion or voluntary winding up and liquidation of the Company, each Member shall be given, together with the written notice of the meeting, a copy of the relevant document to be considered at the meeting, and with respect to any proposed amendments, a copy of the original document to which an amendment is proposed.

F. Waiver of Notice.

(i) Written Waiver. Whenever any written notice is required to be given pursuant to the DLLCA or this Agreement, a waiver of such notice in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, the meeting shall be required to be specified in the waiver of notice of the meeting.

(ii) Waiver by Attendance. Attendance of an authorized representative of a Member at any meeting shall constitute a waiver of notice of the meeting, except where such authorized representative attends a meeting for the express purpose of objecting, at the commencement of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

G. Quorum. At any meeting of the Members, the presence of the Member or Members owning a majority of the Class A Interests, in person or by proxy, shall constitute a quorum unless a larger number is required by the DLLCA or this Agreement.

H. Adjournment. Any regular or special meeting of the Members, including one which cannot be deemed effective because a quorum has not attended, may be adjourned to another place and time until a quorum shall be present or represented. When a meeting is adjourned to another place and time, written notice need not be given of the adjourned meeting if the place and time thereof are announced at the meeting at which the adjournment is announced; provided, however, that if the date of any adjourned meeting is more than fifteen (15) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

I. Action by Members. Except as otherwise provided in the DLLCA or this Agreement, whenever any Company action is to be taken by vote of the Members, it shall be authorized upon receiving the affirmative vote of Members holding a majority of the Class A Interests.

J. Organization. At every meeting of the Members, the Chairman of the Board, if there be one, or, in the case of a vacancy in the office or if the Chairman of the Board is not present, one of the following persons present in the order stated: the Chief Executive Officer, if there be one, the President, the Vice Presidents in their order of rank and seniority, or a person chosen by a vote of the Members present, shall act as chairman of the meeting. The Secretary, or, in the absence of the Secretary, a person appointed by the chairman of the meeting, shall act as secretary of the meeting.

K. Any action which could be taken at a meeting of the Members may be taken through the written consent of Members holding a majority of the Class A Interests in lieu of a meeting in accordance with applicable law.

L. Voting and Other Action by Proxy.

(i) General Rule.

(a) Every Member holding Class A Interests may authorize another person to act for him, her or it by proxy.

(b) Any vote of a Member, by proxy, shall constitute the presence of, or vote or action by, or written consent or dissent of, said Member.

(c) An unrevoked proxy shall be valid for a period of three (3) years after the date of its execution unless a longer time is expressly provided therein.

(ii) Execution and Filing. Every proxy shall be executed in writing by the Member or by the duly authorized attorney-in-fact of the Member and filed with the Secretary of the Company. A telegram, telex, cablegram, datagram or similar transmission from a Member or attorney-in-fact, or a photographic, facsimile or similar reproduction of a writing executed by a Member or attorney-in-fact may be treated as properly executed for purposes of this Subparagraph “(ii)” of this Paragraph “L” of this Article “4” of this Agreement.

(iii) Revocation. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until written notice thereof has been given to the Secretary of the Company. A proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is counted or the authority is exercised, written notice of the death or incapacity is given to the Secretary of the Company.

M. Non-Voting Members. Members holding Class B Interests (“Non-Voting Members”) shall have the right to attend all meetings of the Members and receive all notices and other information which are given to Members holding Class A Interests. Non-Voting Members shall not have voting rights and shall not count towards a quorum; provided, however, that if any action is taken to reduce the rights and privileges of the Class B Interests, the holders of Class B Interests shall have the right to vote with respect to such action, and such action shall be void unless approved by the holders of two thirds (2/3) of the Class B Interests.

N. Authority. All actions which require a vote of the Members, either (i) as a matter of law or (ii) which are listed below in this Paragraph “N” of this Article “4” of this Agreement, shall require the vote of the Members owning two thirds (2/3) of the Class A Interests:

(a) Merger, consolidation, division or reorganization of the Company;

(b) An amendment to the Company’s articles of organization;

(c) Sale or transfer of all or substantially all of the Company's assets;

(d) Issuance of Interests;

(e) Termination and dissolution of the Company (shall require a 2/3 vote of the Class A Interests pursuant to Subparagraph “(ii)” of Paragraph “A” of Article “8” of this Agreement).

O. The Secretary of the Company shall send the minutes of each meeting of the Members to all Members within five (5) business days after such meeting, and shall send a copy of any resolution executed by written consent pursuant to Paragraph “K” of this Article “4” of this Agreement to all Members within five (5) business days after the date of such resolution.

5. Officers.

A. The Members shall use their best efforts to cause the Managers which they selected to elect Dr. Zsigmond L. Sagi as the CEO and Secretary of the Company.

B. The Members shall use their best efforts to cause the Managers which they selected to elect Steven Cantor as the President and Treasurer of the Company.

C. The CEO and President may each designate, by means of written notice to the Board and the other officers, one or more designees with the authority to carry out all or such portion of the duties of the CEO or President position, as the case may be, as the CEO or President shall determine, and shall specify such designees in such written notice (the “Designees”). Any action taken by a Designee acting within the scope of his or her authority shall be deemed to have been taken by the CEO or President, as the case may be.

D. The joint action of (i) the CEO and (ii) the President, or in either or both cases, their respective Designees acting within the scope of their authority, shall bind the Company on any matter not requiring the consent of the Board pursuant to Paragraph “M” of Article “3” of this Agreement.

E. Either the CEO or President, or the Designee of either of them acting within the scope of his or her authority, may sign any check of the Company for an amount of less than $10,000. The signatures of both the CEO and President, or in either or both cases, their respective Designees acting within the scope of their authority, shall be required for any check of the Company for an amount of $10,000 or greater.

F. The Board may designate and elect such additional officers of the Company as it deems necessary.

6. Capitalization; Capital Accounts.

A. The capitalization of the Company shall be one million ($1,000,000) dollars (the “Capitalization”), payable as set forth in Paragraphs “B” and “C” of this Article “6” of this Agreement.

B. On, or prior, to three (3) months after the date of this Agreement, Scantek and Life Medical shall each contribute one hundred twenty five thousand ($125,000) dollars to the Capitalization.

C. On, or prior, to twelve (12) months after the date of this Agreement, Scantek and Life Medical shall each contribute an additional three hundred seventy five thousand ($375,000) dollars to the Capitalization.

D. No Member shall be entitled to interest on any capital contributions.

E. Except as approved by a five sixths (5/6) vote of the Board, no Member shall have the right to redeem all or any part of such Member’s Interest, otherwise withdraw such Member’s investment in the Company, or receive a return of his, her or its capital contributions. In addition, no Member shall have a right to receive any distributions from the Company, except as provided in Article “7” of this Agreement.

F. A capital account (the “Capital Account”) shall be maintained for each Member. Each Member’s Capital Account shall be credited with the amount of the Capitalization contributed by such Member. A Member’s Capital Account shall be increased by the amount, if any, of additional capital contributions and Net Profits and gain allocated to such Member, and shall be decreased by the amount, if any, of cash distributed to such Member and Net Losses, expenses and deductions allocated to such Member.

G. If a Member’s entire Interest is transferred pursuant to the terms of Article “9” of this Agreement, the transferee shall succeed to such Member’s Capital Account; provided, however that if only a portion of such Member’s Interest is transferred, the transferee shall succeed to such share of such Member’s Capital Account which corresponds to a fraction, the numerator of which is the Interest received by the transferee, and the denominator of which is the Interest which such Member held prior to the transfer. For example, if Life Medical has a 48% Interest and its Capital Account has $1,000,000, and Life Medical transfers a 12% Interest to Company X, then Company X would succeed to $250,000 of Life Medical’s capital account, which amount is arrived at by multiplying Life Medical’s Capital Account of $1,000,000 by a fraction, the numerator of which is 12%, the Interest received by the transferee, and the denominator of which is 48%, the Interest which Life Medical held prior to the transfer.

7. Accounting; Distributions.

A. All transactions of the Company shall be properly recorded in its books and records. Each Member, or such person as a Member may designate by written notice to the Board, shall have access to the books and records of the Company.

B. All funds belonging to the Company shall be deposited in the name of the Company in banks or other depositories designated by the joint action of (i) the CEO and (ii) the President, or in either or both cases, their respective Designees acting within the scope of their authority.

C. The fiscal year of the Company shall begin upon each January 1.

D. The terms “Net Profits” and “Net Losses” with respect to a time period are hereby defined as the taxable income or taxable loss of the Company attributable to that period, as determined by the accountants regularly employed by the Company in accordance with U.S. GAAP as consistently applied. At the end of each calendar quarter (“Accounting Period”), there shall be a minimum distribution of thirty (30%) percent of Net Profits with respect to that Accounting Period.

E. Additional distributions shall be at the discretion of the Board.

F. Each Member shall receive the portion of the distribution made by the Company (the “Distribution”) which shall be an amount determined by multiplying the total Distribution by a fraction, the numerator of which shall be the number of Interests owned by such Member, and the denominator of which shall be the total number of Interests of the Company which are issued and outstanding.

G. All distributions shall be made within thirty (30) days after the end of each Accounting Period.

H. It is expressly intended that the Company be treated as a limited liability company taxable as a partnership by the applicable provisions of the Internal Revenue Code of 1986, as the same may be amended from time to time, or any provisions of any future law which covers the subject matter of the Internal Revenue Code of 1986, and that in every respect all of the terms and provisions of this Agreement shall at all times be so construed and interpreted as to give effect to this intent. If the Internal Revenue Service of the United States (the “IRS”) or any governmental authority having jurisdiction shall in any way or at any time determine that any provision or provisions of this Agreement affects the status of the Company as a limited liability company taxable as a partnership, then and in such event the Board shall have the authority to and shall modify, amend or supplement the terms and provisions of this Agreement to the extent necessary to comply with the rules, regulations and requirements of the IRS or any other governmental authority having jurisdiction, in order that the Company be treated as a limited liability company taxed as a partnership, and the Members thereof taxable as partners of a partnership, which modification or amendment shall be retroactively applied to the date of this Agreement.

8. Termination and Dissolution.

A. Termination and Dissolution. The Company shall be terminated and dissolved upon the occurrence of any of the following:

(i) Any event which makes it unlawful for the Company’s business to be continued;

(ii) The vote of two-thirds (2/3) of the Class A Interests;

(iii) The sale of all or substantially all of the Company’s assets; or

(iv) The entry of a decree of judicial dissolution pursuant to Section 18-802 of the DLLCA.

B. Liquidation. Upon termination and dissolution of the Company for any reason, the Company shall cease to engage in further business, except to the extent necessary to perform existing obligations, and the CEO and the President, or in either or both cases, their respective Designees acting within the scope of their authority, (“Liquidators”) shall jointly wind up the affairs of the Company and liquidate or distribute the Company’s assets.

(i) All assets of the Company may be sold in connection with any liquidation at public or private sale, at such price and upon such terms as the Liquidators, in their sole and absolute discretion, may deem advisable, provided that such Liquidators are acting within their fiduciary duties pursuant to Delaware law. Any Member and any partnership, corporation or other firm in which any Member is in any way interested may purchase assets at such sale.

(ii) The Liquidators shall (a) cause the Company’s accountants to make a full and proper accounting of the assets, liabilities and operations of the Company, as of and through the last day of the month in which the dissolution occurs, (b) liquidate the assets as promptly as is consistent with obtaining a reasonable value for such assets, but in no event later than one (1) year after the occurrence of an event of dissolution, and (c) apply and distribute the proceeds therefrom pursuant to Section 18-804 of the DLLCA.

(iii) Distributions of the Company’s assets may be made either in kind or in money, or partly in kind and partly in money, in the sole and absolute discretion of the Liquidators. All distributions in kind shall be valued as of the date of distribution as determined by the Liquidators in their sole and absolute discretion. The Liquidators shall not be required to give to the various persons interested similar or like property. For example, if the Liquidators are distributing assets and cash, the Liquidators, in their sole and absolute discretion, may give one distributee cash and give the other distributees assets or a combination of assets and cash.

(iv) Upon dissolution and completion of the winding up of the Company and distribution of its assets, the Liquidators shall cause to be executed and filed with the Delaware Court of Chancery, a certificate of cancellation pursuant to Section 18-203 of the DLLCA.

9. Transfer.

A. The Members shall not sell, assign, transfer, encumber or otherwise dispose of, any Interests now owned or hereafter acquired by them, except as provided for in this Article “9” of this Agreement.

B. If Scantek or Life Medical (the “Selling Party”) receives a bona fide offer for its Interests from a third party (the “Offeror”) pursuant to a written offer which shall state (i) the identity and contact information of the Offeror, and if an entity, the type of entity and state or country of formation, (ii) the number of Interests to be purchased, (iii) the price per Interest, (iv) the proposed closing date of the purchase and (v) any other material terms and conditions of the proposed purchase, including, but not limited to, the terms of payment (the “Interests Offer”; the Interests which are the subject of the Interests Offer are hereinafter referred to as the “Offered Interests”), the Selling Party shall first offer the Offered Interests to the Company by giving it written notice pursuant to Paragraph “C” of Article “15” of this Agreement, which written notice shall include a copy of the Interests Offer. The notice shall be deemed to be an offer to sell the Offered Interests to the Company at the price, terms and conditions set forth in the Interests Offer. Such notice shall remain open for ten (10) days after the notice is given to the Company (the “Company Offering Period”). The Company shall have the irrevocable and exclusive first option, but not obligation, to purchase all or a portion of the Offered Interests. The Company may accept such offer by giving the Selling Party written notice of such acceptance within the Company Offering Period. If the offer to sell to the Company is not accepted or is accepted only in part within the Company Offering Period, the Selling Party must then provide written notice pursuant to Paragraph “C” of Article “15” of this Agreement to the other of Scantek or Life Medical (the “Second Party”). The offer to the Second Party shall remain open for five (5) days after notice is given to the Second Party (the “Second Party Offering Period”). Within the Second Party Offering Period, the Second Party may accept the offer to purchase all or the remaining Offered Interests, as the case may be, by giving the Selling Party written notice of such acceptance. If the offer to the Company and the Second Party to purchase all or the remaining Offered Interests, as the case may be, is rejected, and the Company and the Second Party have not agreed to purchase, in the aggregate, all of the Offered Interests, the Selling Party shall thereupon be at liberty to sell all of the Offered Interests pursuant to the Interests Offer, solely upon the terms and conditions which were specified in the Interests Offer and solely to the Offeror, and if such sale is consummated, written notice thereof shall be sent to the other Members. If the Selling Party does not sell, assign, transfer or otherwise dispose of all of the remaining Offered Interests pursuant to the Interests Offer within one hundred twenty (120) days after giving written notice to the Second Party, then the Selling Party shall not thereafter sell, assign, transfer, or otherwise dispose of the remaining Offered Interests without again first offering same to the Company and the Second Party pursuant to this Paragraph “B” of this Article “9” of this Agreement.

C. If a Selling Party or Parties propose to transfer any Interests of the Company to a third-party Offeror in a bona fide sale, then no sale, assignment, transfer or disposition shall be made unless the Offeror agrees to purchase, and the Selling Party agrees to include in such sale, such number of M&F’s Interests as are set forth in Paragraph “D” of this Article “9” of this Agreement for the same price per Interest and upon the same terms and conditions and at the same time as the Selling Party, in which case M&F shall be obligated to sell such number of Interests to the Offeror pursuant to the terms and conditions which were specified in the Interests Offer.

D. The number of Interests which M&F shall sell pursuant to Paragraph “C” of this Article “9” of this Agreement shall equal the total number of Interests owned by M&F multiplied by a fraction, the numerator of which shall be the number of Interests which the Selling Party or Parties propose to sell, and the denominator of which shall be 97. For example, if Scantek determines to sell 36.375 of its 48.5 Interests (or ¾) to a third-party Offeror in a bona fide sale, M&F shall sell 1.125 Interests, which number is arrived at by multiplying the total number of Interests owned by M&F, 3, by a fraction, the numerator of which is the number of Interests which the Selling Party proposes to sell, 36.375, and the denominator of which is 97, which equals 4 X (36.375/97) = 1.125 Interests.

E. All sales, assignments, transfers, and other dispositions of any Interest pursuant to this Agreement, shall have as a condition precedent thereto the requirement that the purchaser, assignee or transferee execute a document in form and substance which is satisfactory to the Company’s counsel, agreeing to be bound by all of the terms and conditions of this Agreement. Upon the execution of said document, the purchaser, assignee or transferee shall have all of the rights and obligations pursuant to this Agreement. All Members of the Company, other than those selling all of their interests, shall be obligated to execute such document, and shall have all rights and obligations pursuant to this Agreement relative to such purchaser, assignee or transferee.

10. Representations and Warranties.

A. Scantek, Life Medical and M&F each represent and warrant to the other parties as follows:

(i) It is a corporation, or in the case of M&F, a limited liability company, with all of the requisite power and authority to carry on its businesses as presently conducted in all jurisdictions where presently conducted.

(ii) It has full right, power and legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. The execution of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly approved and authorized by all necessary action by its Board of Directors or in the case of M&F, its members, and no further authorization shall be necessary on its part for the performance and consummation by it of the transactions contemplated hereby.

(iii) The performance of this Agreement by it in accordance with its terms shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any of its property or cause an acceleration under any arrangement, agreement or other instrument to which it is a party, whether jointly or severally, or by which any of its assets are bound.

(iv) The execution, delivery and performance of this Agreement in accordance with its terms does not and will not require the consent, authorization or approval of any governmental agency or authority.

(v) No representation or warranty of it which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, contains or shall contain any untrue statement of a material fact, or omits or shall omit to state any material fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no material fact relating to the business, affairs, operations, conditions (financial or otherwise) or prospects of it which would materially adversely affect same which has not been disclosed to the other parties hereto.

(vi) It shall not be a defense to a suit against it for damages for any misrepresentation or breach of covenant or warranty by another party hereto that such party knew or had reason to know that any covenant, representation or warranty in this Agreement or furnished or to be furnished to such party contained untrue statements.

11. Survival of Representations, Warranties and Covenants.

All covenants, agreements, representations and warranties made in or in connection with this Agreement shall survive its termination, and shall continue in full force and effect after its termination, it being understood and agreed that each of such covenants, agreements, representations and warranties is of the essence of this Agreement and the same shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

12. Confidentiality and Non-Competition.

A. As used in this Agreement, “Confidential Information” shall mean oral or written information which is directly or indirectly presented to a Member, its past, present or future subsidiaries, parents, officers, consultants, directors, stockholders, affiliates, attorneys, employees, agents and its and their respective Immediate Families (as defined below; all of the foregoing are hereinafter collectively referred to as “Agents”) by another Member or the Company or their respective Agents, including, but not limited to, information which is developed, conceived or created by that other Member or by the Company, as the case may be, or disclosed to a Member or its Agents or known by or conceived or created by a Member or its Agents during the term or after the termination of this Agreement if disclosed to a Member or its Agents or known by or conceived or created by a Member or its Agents as a result of this Agreement, with respect to another Member or the Company, as the case may be, either of their businesses or any of their products, processes, and other services relating thereto relating to the past or present business or any plans with respect to future business of that other Member or the Company, as the case may be, or relating to the past or present business of a third party or plans with respect to future business of a third party which are disclosed to a Member or its Agents. Confidential Information includes, but is not limited to, all documentation, hardware and software relating thereto, and information and data in written, graphic and/or machine readable form, products, processes and services, whether or not patentable, trademarkable or copyrightable or otherwise protectable, including, but not limited to, information with respect to discoveries; know-how; ideas; computer programs, source codes and object codes; designs; algorithms; processes and structures; product information; marketing information; price lists; cost information; product contents and formulae; manufacturing and production techniques and methods; research and development information; lists of clients and vendors and other information relating thereto; financial data and information; business plans and processes; documentation with respect to any of the foregoing; and any other information of a Member or the Company that such Member or the Company, as the case may be, informs another Member or its Agents or that a Member or its Agents should know, by virtue of its or their position or the circumstances in which that Member or its Agents learned such other information, is to be kept confidential including, but not limited to, any information acquired by a Member or its Agents from any sources prior to the commencement of this Agreement. Confidential Information also includes similar information obtained by the Company in confidence from its vendors, licensors, licensees, customers and/or clients. Confidential Information may or may not be labeled as confidential. Notwithstanding anything contained in this Paragraph “A” of this Article “12” of this Agreement to the contrary, the restrictions with respect to Confidential Information shall not be applicable to Scantek with respect to the Products or any of Scantek’s intellectual property.

“Immediate Family” shall include the following: (i) any spouse, parent, spouse of a parent, mother-in-law, father-in-law, brother-in-law, sister-in-law, child, spouse of a child, adopted child, spouse of an adopted child, sibling, spouse of a sibling, grandparent, spouse of a grandparent, and any issue or spouse of any of the foregoing, and (ii) such child or issue of such child which is born and/or adopted during or after the term of this Agreement and the issue (whether by blood or adoption) of such person. For purposes of this Agreement, an Immediate Family shall also be deemed to include any affiliate of a member of that Immediate Family, as defined in Rule 405 of the Securities Act of 1933, as amended, and any trust created for the benefit of one or more persons in that Immediate Family.

B. Except as required in the performance of a Member or its Agents’ obligations pursuant to this Agreement, neither a Member nor its Agents shall, during or after the Term, directly or indirectly, use any Confidential Information or disseminate or disclose any Confidential Information to any person, firm, corporation, association or other entity. Each Member and its Agents shall take reasonable measures to protect Confidential Information from any accidental, unauthorized or premature use, disclosure or destruction. Information shall not be considered Confidential Information if it: (i) is at the time of disclosure or thereafter a part of the public domain without breach of this Agreement by a Member or its Agents; provided, however, that the act of copyrighting shall not cause or be construed as causing the copyrighted materials to be in the public domain, (ii) is disclosed as reasonably required in a proceeding to enforce a Member’s rights under this Agreement or (iii) is disclosed as required by court order or applicable law; provided, however, that if either a Member or its Agents is legally requested or required by court order or applicable law, including, but not limited to, by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes to disclose any Confidential Information of another Member or the Company, that Member or its Agents, as the case may be, shall promptly notify such other Member or the Company, as the case may be, of such request or requirement so that such other Member or the Company, as the case may be, may seek an appropriate protective order; provided further, however; that if such protective order is not obtained, that Member and its Agents agree to furnish only that portion of the Confidential Information which they are advised by their respective counsels is legally required.

C. Upon termination of this Agreement for any reason or at any time upon request of a Member, each other Member and its Agents agree to deliver to the requesting Member all materials of any nature which are in such other Members’ or their Agents’ possession or control and which are or contain Confidential Information, or which are otherwise the property of the requesting Member or any vendor, licensor, licensee, customer or client of the requesting Member, including, but not limited to writings, designs, documents, records, data, memoranda, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation and notes. In any such event, each other Member and its Agents shall destroy all written documentation prepared by them for internal purposes based in whole or in part on any Confidential Information of the Company or the requesting Member, as the case may be, and if applicable, such destruction shall be confirmed to the requesting Member in writing by an officer of each other Member and/or its Agents.

D. Upon the sale of all of a Member’s Interest, all documents, records, notebooks, and similar repositories of or containing Confidential Information, including copies thereof, in its possession, whether prepared by it or others, shall be left with the Company.

E. Neither a Member nor its Agents shall assert any rights with respect to any other Member or the Company, their business, or any of their products, processes and other services relating thereto, or any Confidential Information as having been acquired or known by such Member or its Agents prior to the commencement of the term of this Agreement.

F. In order to induce Scantek to enter into this Agreement, each other Member agrees, on its own behalf and on behalf of its Agents, that neither such other Member, nor any of its Agents, shall during the term of this Agreement and, for a period of two (2) years from the date of termination of this Agreement, (i) manufacture any competing product, (ii) sell or market any product which competes either directly or indirectly with the Products, (iii) directly or indirectly sell or market any product which competes either directly or indirectly with any product manufactured, sold or marketed by Scantek, or (iv) directly or indirectly own, manage, participate in the operation or control of, or be connected as an officer, director, shareholder, partner, consultant, owner, employee, agent, lender, donor, vendor or otherwise, or have any financial interest in or aid or assist anyone else in the conduct of any Competing Entity which manufactures, distributes or offers for sale goods similar to the Products. For the purposes herewith, the term “Competing Entity” shall mean any business or enterprise of any and every kind whatsoever which is engaged in the manufacture, distribution or sale of goods similar or having a similar purpose to the Products, anywhere in the world.

G. Each Member agrees, on its own behalf and on behalf of its Agents, that it shall not during the term of this Agreement and for a period of five (5) years from the date of termination of this Agreement (i) personally, or cause others to personally induce or attempt to induce any employee to terminate their employment with any other Member or the Company; (ii) interfere with or disrupt any other Member or the Company's relationship with its suppliers, vendors, customers or employees; or (iii) solicit or entice any person to leave their employ with any other Member or the Company.

H. Each Member agrees, on its behalf and on behalf of its Agents, that the duration, scope and geographic area for which the provisions set forth in Paragraphs “F” and “G” of this Article “12” of this Agreement are to be effective are reasonable. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or by reason of it being too extensive in any other respect, such agreement or covenant shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action. Any determination that any provision of this Agreement is invalid or unenforceable, in whole or in part, shall have no effect on the validity or enforceability of any remaining provision of this Agreement.

I. Any period of time set forth in this Agreement shall not be construed to permit a Member or its Agents to engage in any of the prohibited acts set forth in this Agreement after such period if such acts would otherwise be prohibited by any applicable statute, legal precedent or other agreement between the parties hereto.

13. Specific Performance; Injunction.

Each party hereto recognizes and acknowledges that each of the other parties hereto shall be irreparably damaged if this Agreement is breached. Therefore, in the event of any breach by any party hereto of this Agreement (the “Breaching Party”), each other party hereto (“Non-Breaching Parties”) shall have the right, at its election, to obtain equitable relief, including, but not limited to, an order for specific performance of this Agreement or an injunction, without the need to: (i) post a bond or other security, (ii) prove any actual damage or (iii) prove that money damages would not provide an adequate remedy. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies which a Non-Breaching Party may have against the Breaching Party for damages or otherwise.

14. Indemnification.

A. Definitions. For purposes of this Article “14” of this Agreement:

(i) "Indemnified Capacity" means any and all past, present and future service by an Indemnified Representative (as defined in Subparagraph “(ii)” of this Paragraph “A” of this Article “14” of this Agreement) in one or more capacities as a Manager, officer, employee or agent of the Company, or, at the request of the Company, as a Manager, officer, employee, agent, fiduciary or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise;

(ii) "Indemnified Representative" means any and all Managers and officers of the Company and any other person designated as an Indemnified Representative by the Board (which may, but need not, include any person serving at the request of the Company, as a Manager, officer, employee, agent, fiduciary or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise);

(iii) "Liability" means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or cost or expense of any nature (including, without limitation, attorneys' fees and disbursements); and

(iv) "Proceeding" means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Company, its Board, its Members or otherwise.

B. General Rule. The Company shall indemnify an Indemnified Representative against any Liability incurred in connection with any Proceeding in which the Indemnified Representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an Indemnified Capacity, including, without limitation, Liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence or act giving rise to strict or products liability, except:

(i) where such indemnification is expressly prohibited by applicable law;

(ii) where the conduct of the Indemnified Representative has been finally determined on the merits or in defense of any Proceeding or in defense of any claim, issue or matter therein or otherwise:

(a) to constitute fraud, gross negligence, willful misconduct or recklessness sufficient in the circumstances to bar indemnification against Liabilities arising from the conduct; or

(b) to be based upon or attributable to the receipt by the Indemnified Representative from the Company or a subsidiary of a personal benefit to which the Indemnified Representative is not legally entitled;

(iii) where the Indemnified Representative did not act in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal matter, he had reasonable cause to believe his conduct was unlawful; or

(iv) to the extent such indemnification has been finally determined in a final adjudication to be otherwise unlawful.

C. Partial Payment. If an Indemnified Representative is entitled to indemnification in respect of a portion, but not all, of any Liabilities to which such person may be subject, the Company shall indemnify such Indemnified Representative to the maximum extent for such portion of the Liabilities.

D. Presumption. The termination of a Proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the Indemnified Representative is not entitled to indemnification.

15. Miscellaneous.

A. Headings.

Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

B. Enforceability.

If any provision which is contained in this Agreement should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any state or of the United States, such invalidity or unenforceability shall not affect any other provision of this Agreement. Instead, this Agreement shall be construed as if such invalid or unenforceable provisions had not been contained herein.

C. Notices.

Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by (i) mail by (a) certified mail, postage prepaid, return receipt requested and (b) first class mail, postage prepaid (ii) overnight delivery with confirmation of delivery or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

If to Scantek:	Scantek Medical, Inc.

With a copy to:	Mintz & Fraade, P.C.
488 Madison Avenue
New York, New York 10022
Attn: Frederick M. Mintz, Esq.
Fax No.: (212) 486-0701

With a copy to:	Edward C. Kramer, Esq.
488 Madison Avenue
New York, New York 10022
Fax No.: (212) 783-0028

If to Life Medical:	Life Medical Technologies, Inc.
P.O. Box 473
Babylon, New York 11702
Attn: Mr. Steven Cantor, President
Fax No.: (516) 977-3425

With a copy to:	Mintz & Fraade, P.C.
488 Madison Avenue
New York, New York 10022
Attn: Frederick M. Mintz, Esq.
Fax No.: (212) 486-0701

If to M&F:	Mintz & Fraade Enterprises, LLC
488 Madison Avenue
New York, NY 10022
Attn: Frederick M. Mintz, Esq.
Fax No.: (212) 486-0701

With a copy to:	Alan P. Fraade, Esq.
18 Nob Court
New Rochelle, NY 10804
Fax No.: (914) 636-3391

or in each case to such other address and facsimile number as shall have last been furnished by like notice. If all of the methods of notice set forth in this Paragraph “C” of this Article “15” of this Agreement are impossible for any reason, notice shall be in writing and personally delivered to the aforesaid addresses. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date so sent if a copy thereof is also mailed by first class mail on the date sent by facsimile. If the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice is given; provided further, however, that any notice sent by overnight delivery shall be deemed to have been given as of the date of delivery.

D. Governing Law; Disputes.

This Agreement shall in accordance with Section 5-1401 of the General Obligations Law of New York in all respects be construed, governed, applied and enforced under the internal laws of the State of New York without giving effect to the principles of conflicts of laws and be deemed to be an agreement entered into in the State of New York and made pursuant to the laws of the State of New York; provided, however, that with respect to issues relating to the corporate governance of the Company which are not specifically provided for in this Agreement, the Limited Liability Company Act of the State of Delaware shall be applicable. Except as otherwise set forth in Article “13” of this Agreement, the parties agree that they shall be deemed to have agreed to binding arbitration with respect to the entire subject matter of any and all disputes relating to or arising under this Agreement including, but not limited to, the specific matters or disputes as to which arbitration has been expressly provided for by other provisions of this Agreement and that any such arbitration shall be commenced exclusively in New York, New York. Any such arbitration shall be by a panel of three arbitrators and pursuant to the commercial rules then existing of the American Arbitration Association in the State of New York, County of New York. In all arbitrations, judgment upon the arbitration award may be entered in any court having jurisdiction. The parties specifically designate the courts in the City of New York, State of New York as properly having jurisdiction for any proceeding to confirm and enter judgment upon any such arbitration award. The parties hereby consent to and submit to the exclusive jurisdiction of the courts of the State of New York in any action or proceeding and submit to personal jurisdiction over each of them by such courts. The parties hereby waive personal service of any and all process and specifically consent that in any such action or proceeding brought in the courts of the State of New York, any service of process may be effectuated upon any of them by certified mail, return receipt requested, pursuant to Paragraph “C” of this Article “15” of this Agreement. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

The parties agree, further, that the prevailing party in any such arbitration as determined by the arbitrators shall be entitled to such costs and attorney's fees, if any, in connection with such arbitration as may be awarded by the arbitrators. In connection with the arbitrators’ determination for the purpose of which party, if any, is the prevailing party, they shall take into account all of the factors and circumstances including, without limitation, the relief sought, and by whom, and the relief, if any, awarded, and to whom. In addition, and notwithstanding the foregoing sentence, a party shall not be deemed to be the prevailing party in a claim seeking monetary damages, unless the amount of the arbitration award exceeds the amount offered in a legally binding writing by the other party by fifteen (15%) percent or more. For example, if the party initiating arbitration (“A”) seeks an award of one hundred thousand ($100,000) dollars plus costs and expenses, the other party (“B”) has offered A fifty thousand ($50,000) dollars in a legally binding written offer prior to the commencement of the arbitration proceeding, and the arbitration panel awards any amount less than fifty-seven thousand five hundred ($57,500) dollars to A, the panel should determine that B has “prevailed”.

The arbitration panel shall have no power to award non-monetary or equitable relief of any sort. It shall also have no power to award (i) damages inconsistent with any applicable agreement between the parties or (ii) punitive damages or any other damages not measured by the prevailing party’s actual damages; and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held invalid or unenforceable, shall the arbitration panel have power to make an award or impose a remedy which could not be made or imposed by a court deciding the matter in the same jurisdiction.

Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

All aspects of the arbitration shall be treated as confidential. The parties and the arbitration panel may disclose the existence, content or results of the arbitration only as provided in the rules of the American Arbitration Association in New York, New York. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interest.

E. Entire Agreement.

This Agreement and all documents and instruments referred to herein (i) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (ii) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the parties hereto make any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, managers, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

F. Further Assurance.

The Parties agree to execute any and all such other further instruments and documents, and to take any and all such further actions, which are reasonably required to effectuate this Agreement and the intents and purposes hereof.

G. Non-Waiver.

Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

H. Counterparts.

This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

I. Expenses.

The Company shall pay the expenses incident to the negotiation and preparation of this Agreement. Each party hereto shall pay its own expenses incident to the preparation of all other documents necessary or appropriate to consummate the transactions provided for herein, and shall bear the costs and expenses incurred in closing and carrying out the transactions provided for by this Agreement.

J. Construction.

Each of the parties hereto hereby acknowledges and agrees that (i) Mintz & Fraade, P.C. drafted this Agreement on behalf of all of the parties to this Agreement, (ii) each party has been separately advised by counsel other than Mintz & Fraade, P.C. during the course of reviewing this Agreement and (iii) this Agreement shall not, therefore, be construed more strictly against any party responsible for its drafting regardless of any presumption or rule requiring construction against the party whose attorney drafted this Agreement.

K. Binding Agreement.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assignees.

L. Exhibits.

All Exhibits annexed or attached to this Agreement are incorporated into this Agreement by reference thereto and constitute an integral part of this Agreement.

M. Facsimile Signatures.

Any signature which is delivered via facsimile shall be deemed to be an original and have the same force and effect as if such facsimile signature were the original thereof.

N. Modifications.

This Agreement may not be changed, modified, extended, terminated or discharged orally, except by a written agreement specifically referring to this Agreement which is signed by all of the parties to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Scantek Medical, Inc.

By:
Title

Life Medical Technologies, Inc.

By:
Title

Mintz & Fraade Enterprises, LLC

By:
Title

EXHIBIT B - DISTRIBUTION AGREEMENT

EXCLUSIVE DISTRIBUTION AGREEMENT

BETWEEN

SCANTEK MEDICAL, INC.

AND

AGREEMENT dated as of the ___ day of ___________, 2007 (this “Agreement”), by and between Scantek Medical, Inc. a Delaware corporation (the “Manufacturer”) with an address at 4B Wing Drive, Cedar Knolls, New Jersey 07927, and ____________________, a Delaware limited liability company (the “Distributor”) with an address at 4B Wing Drive, Cedar Knolls, New Jersey 07927.

WHEREAS, the Manufacturer is the owner of the Intellectual Property (as hereinafter defined in Paragraph “C” of Article “2” of this Agreement); and

WHEREAS, the Distributor is desirous of obtaining an exclusive right to distribute the Products (as hereinafter defined in Paragraph “F” of Article “2” of this Agreement) in the Territory (as hereinafter defined in Paragraph “I” of Article “2” of this Agreement) and to sell distribution rights to parts of the Territory; and

WHEREAS, the Manufacturer is willing to grant to the Distributor an exclusive right to distribute the Products in the Territory upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged,

IT IS AGREED:

2. Recitals. The parties hereby adopt as part of this Agreement each of the recitals which is set forth above in the WHEREAS clauses, and agree that such recitals shall be binding upon the parties hereto by way of contract and not merely by way of recital or inducement and such WHEREAS clauses are hereby confirmed and ratified as being accurate by each party as to itself.

3. Certain Definitions. The following terms as used in this Agreement shall, unless specifically indicated otherwise in this Agreement, have the following meanings:

A. “Contract Year” shall mean the one year period commencing on January 1, 2007. Each subsequent Contract Year shall commence upon the annual anniversary date of January 1, 2007.

B. “Dollars” shall mean United States Dollars.

C. “Intellectual Property” shall mean all information with respect to the Products (i) which is the property of the Manufacturer, (ii) which is necessary for the marketing and use of the Products including quality control specifications and procedures used in connection therewith and information and data with respect to the use of the Technology (as defined hereinafter in Paragraph “H” of this Article “2” of this Agreement) and the Products, and (iii) utilized by the Manufacturer in obtaining governmental approvals for the sale of the Products.

“Intellectual Property” shall include, but shall not be limited to, all of the following in the United States and worldwide (regardless of whether presently owned or owned by the Manufacturer in the future): (i) the Trademark (as hereinafter defined in Paragraph “J” of Article “2” of this Agreement) which is registered in the United States Patent and Trademark Office, (ii) servicemarks, (iii) trade names, (iv) trade dress, (v) logos, (vi) copyrights, (vii) rights of authorship, (viii) inventions, (ix) moral rights, (x) Patents (as hereinafter defined in Paragraph “E” of this Article “2” of this Agreement), (xi) applications, registrations and renewals in connection with any of the foregoing, (xii) database rights, (xiii) rights of publicity, privacy and/or rights to enforce defamation claims, (xiv) rights under unfair competition and unfair trade practices laws, (xv) other intellectual and industrial property rights related thereto, (xvi) all trade secrets, or other proprietary rights, currently owned or held or to be owned or held in the future by the Manufacturer, as well as any and all Technology, (xvii) any 510(k) marketing clearances from the Food and Drug Administration, and (xviii) any over-the-counter clearances (OTC Clearances) from the Food and Drug Administration.

D. “Knowledge” as used in the Distributor’s representations, warranties and covenants shall mean the actual knowledge of the Distributor’s officers or the constructive knowledge of such officers as if they had preformed a proper due diligence review of the subject matter.

E. “Patents ” shall mean the subject of the Letters Patent of the United States which are described on Exhibit “A”, which is annexed hereto and made a part hereof and which are filed and which in the future shall be filed in the United States Patent and Trademark Office.

F. “Products” shall mean the prostate device and susceptibility to stroke device which are described on Exhibit “B” (descriptions deleted due to confidentiality), which is annexed hereto and made a part hereof.

G. “Subdistributor” shall mean any entity which distributes units of the Products sold to it by the Distributor pursuant to, and subject to, the terms of this Agreement.

H. “Technology” shall mean all information which is presently or which shall in the future be the subject of the Letters Patent of the United States which are described on Exhibit “A”, which is annexed hereto and made a part hereof. Said Technology shall include, but shall not be limited to, certain technical trade secrets and business know-how regardless of whether presently owned or owned in the future by the Manufacturer. In addition to patents granted in the United States, the Technology may in the future be granted patents which are owned by the Manufacturer in other countries.

I. “Territory” shall mean all of the current and future countries and other governmental entities on the earth, excluding the countries set forth on Exhibit “C” which is annexed hereto and made a part hereof.

J. “Trademark” shall mean information which has been the subject of a registration which is described on Exhibit “D”, which is annexed hereto and made a part hereof and which registration has been filed and which may in the future be the subject of a registration or registrations to be filed with the United States Patent and Trademark Office.

4. Exclusivity.

A. Subject to the terms of this Agreement, including, but not limited to, the Distributor not being in breach of this Agreement, the Manufacturer hereby grants to the Distributor during the Term (as hereinafter defined in Article “9” of this Agreement), a non-assignable, non-transferable exclusive right to distribute and sell the Products within, and only within, the Territory.

B. The Manufacturer hereby grants to the Distributor within, and only within, the Territory a license pursuant to the terms and conditions of this Agreement, during the Term, to use, in connection with the sale, marketing and distribution of the Products, the Intellectual Property, and all applications therefore now or hereafter owned by the Manufacturer, the right to make appropriate reference to the Intellectual Property on or in connection with the Products and any and all packaging materials, print advertisement, pamphlets, brochures, displays, letterhead or other sales, marketing and distribution materials used in connection with the Products. No right or license is granted to the Distributor to make, manufacture or assemble the Products or to use any Intellectual Property in connection with any manufacturing process, whether within or outside the Territory. The Distributor shall use the Intellectual Property solely in connection with the Products manufactured by the Manufacturer.

C. For a period of eighteen (18) months after the date of this Agreement, the Distributor shall not, directly or indirectly, sell, market or distribute any product other than the Products, regardless of whether or not such product competes with the Products.

After said eighteen (18) month period, the Distributor shall not, directly or indirectly, sell, market or distribute any products which, directly or indirectly, compete with any product of the Manufacturer that screens for, or is a detection modality for prostate, cancer, kidney disease and strokes or any product which is based upon the technology of temperature differentials.

D. The Distributor shall purchase the Products solely from the Manufacturer.

E. The Products shall be manufactured by the Manufacturer. The Distributor shall not attempt, directly or indirectly, to manufacture the Products.

F. The Manufacturer shall not, directly or indirectly, sell the Products in the Territory. For purposes of this Paragraph “F” of this Article “3” of this Agreement, a sale of the Products by the Manufacturer made from the Territory to a buyer outside of the Territory shall not be deemed as directly or indirectly selling the Products in the Territory. The Manufacturer hereby agrees that any distribution agreement which it signs with a distributor outside the Territory shall restrict such distributor to a specific territory, and shall provide that such distributor is prohibited from selling the Products outside of such specific territory.

G. The Distributor shall have the right to retain and utilize Subdistributors; provided, however, that as a condition of any Subdistributor being retained and/or utilized, each such Subdistributor shall execute an agreement which shall be in the form of Exhibit “E” which is annexed hereto and made a part hereof.

4. Record Keeping, Reports.

A. The Distributor shall, no later than forty-five (45) days after the end of each fiscal quarter, furnish the Manufacturer and each Member of the Distributor with a detailed statement, certified to be true and correct by both its president and treasurer, respectively, or another two executive officers, (provided, however that the president and the treasurer or such other executive officers shall not be the same individual) setting forth for each month of said quarter, all sales of units of the Products made in the Territory, any trade discounts and allowances, and all credits for returned units of the Products and other similar adjustments together with copies of documents which support the detailed statement.

B. The Distributor shall maintain true, complete, and correct books of account and records of all transactions within the scope of this Agreement, in accordance with generally accepted accounting principles, to enable the Manufacturer to ascertain all amounts sold pursuant to this Agreement. Any duly authorized representatives of the Manufacturer (“Authorized Representatives”) shall have the right, during regular business hours, on reasonable notice, for the duration of this Agreement and for three (3) years thereafter, to examine said books of account and records and all other documents (including, but not limited to, sales invoices) and material in the possession or under the control of the Distributor with respect to this Agreement and its activities pursuant to this Agreement; and Authorized Representatives shall have free and full access thereto for said purposes and for the purpose of making extracts therefrom. Authorized Representatives shall have the right at such inspection to examine all information pertinent to this Agreement dating from the commencement date of this Agreement.

5. Costs of Examination. If, upon an examination it is revealed that there is due and owing by the Distributor an amount which exceeds, by two (2%) percent or more, the amount which was paid to the Manufacturer with respect to any Contract Year, then the cost of the examination shall be borne by the Distributor. If, upon an examination it is revealed that there is due and owing by the Distributor an amount which does not exceed by two (2%) percent or more the amount which was paid to the Manufacturer with respect to any Contract Year, then the cost of the examination shall be borne by the Manufacturer. For example, if the Manufacturer were paid one million ($1,000,000) dollars, and the audit reveals that the Distributor owes the Manufacturer an additional forty thousand ($40,000) dollars (or four (4%) percent of the one million ($1,000,000) dollars which the Manufacturer was paid), the Distributor shall bear the cost of the examination.

6. Payment for Products.

A. The Distributor shall pay the aggregate sum of the Wholesale Price (as defined in Paragraph “C” of this Article “6” of this Agreement) with respect to the Products it orders no later than sixty (60) days after the date of shipment of the subject order.

The Distributor shall furnish the Manufacturer, at the time of placing each order for the Products, a confirmed, irrevocable Letter of Credit in favor of the Manufacturer, in the amount of the aggregate sum of the Wholesale Price with respect to such order for the Products, to be issued by the Clearing House Payments Company or another entity approved by the Manufacturer, and in a form approved by the Manufacturer, the payment of drafts drawn thereunder to be conditioned upon the prior presentation of such documents as required by the Letter of Credit.

B. Unless otherwise advised in writing by the Distributor, the Manufacturer shall ship the units of the Products to the Distributor’s principal place of business. The units of the Products shall be shipped F.O.B. Point of Origin which means that the Distributor shall obtain title to the Products and be responsible for the risk of loss, customs clearing, transportation, the cost of shipment and insurance of the Products and all other costs after the Manufacturer has delivered the Products to the location from which it shall ship the Products to the Distributor (the “Point of Origin”). The Distributor acknowledges that it is responsible for the risk of loss, customs clearing, transportation, the cost of shipment and insurance of the Products and all other costs after the Manufacturer has delivered the Products to the Point of Origin. The Distributor further acknowledges that title to the Products has passed to it upon delivery of the Products to the Point of Origin.

C. The Distributor shall pay to the Manufacturer ($*) with respect to each unit of either of the Products purchased by the Distributor (the “Wholesale Price”).

D. There shall be an increase every twelve months, commencing twelve months after the first day of the calendar month following the date of execution of this Agreement (the “Commencement Date”), of the Wholesale Price per Product unit based upon a Wholesale Price of ($*), by an amount which is equal to the increase in the cost of living (the “COL Index”) from the average for the twelve months immediately preceding

* - Deleted due to confidentiality.

the Commencement Date (the “COL Year”) to the average for the twelve (12) month period immediately preceding the date in the year on which such Wholesale Price shall be payable (each such year is hereinafter referred to as the “Determination Year”). In order to determine the average for the COL Year or for the Determination Year, the cost of living for each of the twelve months in the COL Year or in the Determination Year, as the case may be, shall be added and the resultant figure shall be divided by 12. All cost of living computations shall be based upon the Consumer Price Index for all Urban Consumers for New York, Northeast New Jersey for “all items” of the Bureau of Labor Statistics of the United States Department of Labor (the “Index”), or if, at the time a determination must be made, the Index is no longer published or issued, such other index as is generally recognized and accepted for similar determinations. The amount of the increase shall be computed by multiplying the ($*) Wholesale Price by a fraction, the numerator of which is the average cost of living for the Determination Year and the denominator of which is the average cost of living for the COL Year. By way of illustration, assume the following: (i) the average cost of living for the COL Year is one hundred ($100) dollars and (ii) the average cost of living for the Determination Year is one hundred and ten ($110) dollars. In this example, the Wholesale Price per Product unit which shall be payable for the year shall be ($*), which is the amount arrived at by multiplying ($*) by one hundred and ten (110%) percent (the ratio of the average cost of living for the Determination Year to the average cost of living for the COL Year: one hundred ten ($110) dollars divided by one hundred ($100) dollars).

* - Deleted due to confidentiality.

7. The Manufacturer’s Representations, Warranties and Covenants. The Manufacturer represents, warrants, and covenants to the Distributor that:

A. Corporate Status. The Manufacturer is a corporation with all of the requisite power and authority to carry on its businesses as presently conducted in all jurisdictions where presently conducted.

B. Authority. The Manufacturer has the full right, power and legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of the Manufacturer, enforceable in accordance with its terms and conditions. The execution and delivery of this Agreement by the Manufacturer and the consummation by it of the transactions contemplated hereby have been duly approved and authorized by all necessary action of the Manufacturer's Board of Directors, and no further authorization shall be necessary on the part of the Manufacturer for the performance and consummation by the Manufacturer of the transactions contemplated hereby. The execution, delivery and performance of this Agreement in accordance with its terms does not and shall not require approval, consent or authorization of any third party, including any governmental agency or authority or any political subdivision thereof.

C. Compliance with the Law and Other Instruments. The business and operations of the Manufacturer have been and are being conducted in accordance with all applicable laws, rules, and regulations of all authorities which affect the Manufacturer or its properties, assets, businesses or prospects. The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Manufacturer or cause an acceleration under any arrangement, agreement or other instrument to which the Manufacturer is a party or by which any of its assets are bound. The Manufacturer has performed all of its obligations which are required to be performed by it pursuant to the terms of any such agreement, contract, or commitment.

D. Intellectual Property. The Manufacturer is the sole and exclusive owner of the Intellectual Property and has the sole and exclusive right to license the use thereof to the Distributor free and clear of any lien, encumbrance or any other restriction, except as set forth on Exhibit “F”. The Manufacturer has no knowledge that any Products or any of the Intellectual Property infringes on any trademark, trade name, service mark, copyright or patent or any trade secret or other proprietary right of any other person. The Manufacturer does not know or have any reason to believe that there are any claims of any third parties with respect to the use of any of the Intellectual Property within the Territory, except as set forth on Exhibit “G”.

E. Compliance with Standards. The Manufacturer is currently in compliance with, and shall remain compliant with, Good Manufacturing Practice standards and with the Food and Drug Administration’s filing requirements, if any, with respect to the Products.

F. Right to Use. The Manufacturer has not granted and shall not grant, directly or indirectly, to any other person any right to use any right or license to use the Intellectual Property within the Territory.

G. Right to Distribute. The Manufacturer has not granted and shall not, during the Term, grant, directly or indirectly, to any other person any right (whether current, future, contingent or otherwise) to sell the Products in or into the Territory.

H. Litigation. Except as set forth on Exhibit “G”, there are no legal, administrative, arbitration, or other proceeding or governmental investigations adversely affecting the Manufacturer or its properties, assets or businesses, or with respect to any matter arising out of the conduct of the Manufacturer’s business pending or to its knowledge threatened, by or against, any officer or director of the Manufacturer in connection with its affairs, whether or not covered by insurance. Except as set forth on Exhibit “G”, neither the Manufacturer nor its officers or directors are subject to any order, writ, injunction, or decree of any court, department, agency, or instrumentality, affecting the Manufacturer.

I. No Approval. No approval of any third party including, but not limited to, any governmental authority is required in connection with the consummation of the transactions set forth in this Agreement.

J. Survival. The covenants, representations and warranties made by the Manufacturer in or in connection with this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect during the Term and for two (2) years after the expiration of the Term, it being agreed and understood that each of such covenants, representations and warranties is of the essence to this Agreement and the same shall be binding upon the Manufacturer and inure to the Distributor, its successors and assigns.

K. Complete Disclosure. The Manufacturer has no knowledge that any covenant, representation or warranty of the Manufacturer which is contained in this Agreement or in a writing furnished or to be furnished pursuant to this Agreement contains or shall contain any untrue statement of a material fact, omits or shall omit to state any material fact which is required to make the statements which are contained herein or therein, not misleading.

L. Notification of an Event. If, during the Term, any event occurs or any event known to the Manufacturer relating to or affecting the Manufacturer shall occur as a result of which (i) any provision of this Article “7” of this Agreement at that time shall include an untrue statement of a fact, or (ii) this Article “7” of this Agreement shall omit to state any fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading, the Manufacturer shall immediately notify the Distributor pursuant to Paragraph “C” of Article “24” of this Agreement.

M. No Defense. It shall not be a defense to a suit for damages for any misrepresentation or breach of a covenant, representation or warranty that the Distributor knew or had reason to know that any covenant, representation or warranty in this Agreement contained untrue statements.

8. The Distributor’s Representations, Warranties and Covenants. The Distributor represents, warrants and covenants to the Manufacturer as follows:

A. Corporate Status. The Distributor is a corporation with all of the requisite power and authority to carry on its businesses as presently conducted in all jurisdictions where presently conducted.

B. Authority. The Distributor has the full right, power and legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of the Distributor enforceable in accordance with its terms and conditions. The execution and delivery of this Agreement by the Distributor and the consummation by it of the transactions contemplated hereby have been duly approved and authorized by all necessary action of the Distributor’s Board of Directors, and no further authorization shall be necessary on the part of the Distributor for the performance and consummation by the Distributor of the transactions contemplated hereby. The execution, delivery and performance of this Agreement in accordance with its terms does not and shall not require approval, consent or authorization of any third party, including any governmental agency or authority or any political subdivision thereof.

C. Compliance with the Laws and Other Instruments. The business and operations of the Distributor have been and are being conducted in accordance with all applicable laws, rules, and regulations of all authorities which affect the Distributor or its properties, assets, businesses or prospects. The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Distributor or cause an acceleration under any arrangement, agreement or other instrument to which the Distributor is a party or by which any of its assets are bound. The Distributor has performed all of its obligations which are required to be performed by it pursuant to the terms of any such agreement contract, or commitment.

D. Right to Distribute. The Distributor shall not grant, directly or indirectly, to any other person other than a Subdistributor any right to use any right or license to use any Intellectual Property within the Territory.

E. Litigation. There are no legal, administrative, arbitration, or other proceeding or governmental investigations adversely affecting the Distributor or its properties, assets or businesses, or with respect to any matter arising out of the conduct of the Distributor’s business pending or to its knowledge threatened, by or against, any officer or director of the Distributor in connection with its affairs, whether or not covered by insurance. Neither the Distributor nor its officers or directors are subject to any order, writ, injunction, or decree of any court, department, agency, or instrumentality, affecting the Distributor.

F. No Approval. No approval of any third party including, but not limited to, any governmental authority is required in connection with the consummation of the transactions set forth in this Agreement.

G. Survival. The covenants, representations and warranties made by the Distributor in or in connection with this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect during the Term and for two (2) years after the expiration of the Term, it being agreed and understood that each of such covenants, representations and warranties is of the essence of this Agreement and the same shall be binding upon the Distributor and inure to the Manufacturer, its successors and assigns.

H. Complete Disclosure. The Distributor has no knowledge that any covenant, representation or warranty of the Distributor which is contained in this Agreement or in a writing furnished or to be furnished pursuant to this Agreement contains or shall contain any untrue statement of a material fact, omits or shall omit to state any material fact which is required to make the statements which are contained herein or therein, not misleading.

I. Notification of an Event. If, during the Term, any event occurs or any event known to the Distributor relating to or affecting the Distributor shall occur as a result of which (i) any provision of this Article “8” of this Agreement at that time shall include an untrue statement of a fact, or (ii) this Article “8” of this Agreement shall omit to state any fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading, the Distributor shall immediately notify the Manufacturer pursuant to Paragraph “C” of Article “24” of this Agreement.

J. No Defense. It shall not be a defense to a suit for damages for any misrepresentation or breach of a covenant, representation or warranty that the Manufacturer knew or had reason to know that any covenant, representation or warranty in this Agreement contained untrue statements.

9. Term. Subject to the provisions of Article “13” of this Agreement, the Term of this Agreement shall be perpetual.

10. Capitalization of the Distributor. The capitalization of the Distributor shall be at least two hundred fifty thousand ($250,000) dollars as of three (3) months after the date of this Agreement, and at least one million ($1,000,000) dollars as of twelve (12) months after the date of this Agreement, inclusive of, not in addition to, the initial two hundred fifty thousand ($250,000) dollars.

11. Warranties.

A. All units of the Products delivered to the Distributor pursuant to this Agreement shall be of good and merchantable quality, free from defects in material and workmanship and reasonably fit for their intended purpose.

B. THE MANUFACTURER HEREBY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES AND GUARANTIES WITH RESPECT TO UNITS OF THE PRODUCT PURCHASED HEREUNDER, WHETHER WRITTEN, ORAL, IMPLIED OR INFERRED BY TRADE, CUSTOM OR PRACTICE, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EXCEPT AS PROVIDED IN PARAGRAPH “A” OF THIS ARTICLE “11” OF THIS AGREEMENT. THE MANUFACTURER SHALL NOT BE LIABLE UNDER ANY CIRCUMSTANCES FOR DAMAGES OF ANY KIND, WHETHER DIRECT, CONSEQUENTIAL OR OTHERWISE RELATING TO THE PERFORMANCE OF ANY UNIT OF THE PRODUCT OR BY ANY FAILURE OF THE MANUFACTURER. IN NO EVENT SHALL THE MANUFACTURER’S LIABILITY TO ANY USER OF THE PRODUCT EXCEED THE PURCHASE PRICE FOR THAT PRODUCT PURSUANT TO THIS AGREEMENT.

C. The Distributor shall inspect the units of the Products within seven (7) days after delivery of the shipment containing such units of the Products. If the Distributor, prior to the expiration of such seven (7) day period rejects any units of the Products because such units of the Products do not conform to any agreed upon specifications, the Manufacturer may substitute a like quantity of conforming units of the Products. The Distributor may reject any shipment of non-conforming units of the Products only within seven (7) days after delivery of such shipment, by notice to the Manufacturer, pursuant to Paragraph “C” of Article “24” of this Agreement, stating the reason for rejection with specificity. Failure to timely reject or give proper notice of rejection shall be deemed to constitute acceptance of such shipment. Properly rejected units of the Products shall, in the Manufacturer’s sole and absolute discretion, to be exercised by written notice pursuant to Paragraph “C” of Article “24” of this Agreement, either (i) be returned to the Manufacturer at the Manufacturer’s expense or (ii) be destroyed by the Distributor at the Manufacturer’s expense.

D. If any shipping date is specified, such date represents a good faith estimate by the Manufacturer. In no event shall the Manufacturer be responsible for a delay in shipment or for damages or losses attributable to any such delay.

E. The Distributor may not cancel or assign any order given by it to the Manufacturer.

F. Non delivery or default by the Manufacturer as to any shipment shall not relieve the Distributor from its obligation to accept and pay for any subsequent or prior installment.

12. Force Majeure. Neither the Manufacturer nor the Distributor shall be responsible for failure or delay in performing any of its respective obligations pursuant to this Agreement, due to causes beyond its control, including, but not limited to, fire, storm, flood, earthquake, explosion, accident, acts of a public enemy, war (whether or not declared), rebellion, insurrection, sabotage, acts of terrorism, epidemic, quarantine restrictions, labor disputes or controversies, labor shortages, transportation embargoes or failures or delays in transportation, fuel or energy shortages, power interruptions or failures, acts of God, acts, rules, regulations, orders or directives of any government or any political subdivision, agency or instrumentality thereof, or the order of any court or regulatory or arbitral body of competent jurisdiction, including, but not limited to, any injunction entered against either the Manufacturer or the Distributor, as the case may be, or their respective suppliers enjoining it or them from manufacturing, selling or distributing the Products.

13. Termination.

A. Notwithstanding anything in this Agreement to the contrary, the Manufacturer shall have the right to terminate this Agreement in accordance with the provisions of this Article “13” of this Agreement if, the Distributor shall at any time commit any of the following breaches of this Agreement or any of the following defaults in the performance of any of its obligations pursuant to this Agreement unless within fifteen (15) calendar days after receipt of written notice of such default in accordance with Paragraph “C” of Article “24” of this Agreement the Distributor cures such default; provided, however, that if any such breach or default resulted from primarily the Manufacturer’s actions or its officers or agents’ actions or from the Manufacturer’s or its officers’ or agents’ failure to act as required pursuant to this Agreement, no default shall be deemed to have occurred:

i. The Distributor’s obligation to submit quarterly reports as set forth in Article “4” of this Agreement;

ii. The Distributor’s obligation to pay the Wholesale Price as set forth in Paragraph “A” of Article “6” of this Agreement;

iii. The Distributor’s obligations with respect to the use of the Patents and the Trademark as set forth in Article “17” of this Agreement;

iv. The Distributor’s obligations not to disclose Confidential Information as set forth in Article “19” of this Agreement; provided, however, that if the Distributor has taken reasonable measures to protect the Confidential Information from any accidental, unauthorized or premature, disclosure or destruction by any of its Agents, then such disclosure or destruction of the Confidential Information by its Agents shall not be deemed a default pursuant to this Paragraph “A” of this Article “13” of this Agreement;

v. The Distributor’s obligations not to compete as set forth in Paragraph “B” of Article “20” of this Agreement; provided, however, that if the Distributor has taken all reasonable measures to prevent any of its Agents from breaching the provisions of Paragraph “B” of Article “20” of this Agreement, then such breach by its Agents shall not be deemed a default pursuant to this Paragraph “A” of this Article “13” of this Agreement; and

vi. The Distributor fails to use its best efforts to terminate a Subdistributor for selling outside the Territory.

The right of the Manufacturer to terminate this Agreement pursuant to this Article “13” of this Agreement or otherwise shall be in addition to and not exclusive of any other right or remedy that may exist at law, equity or otherwise, that the Manufacturer may possess pursuant to this Agreement, all of which rights and remedies shall survive such termination.

B. Notwithstanding the provisions of Paragraph “A” of this Article “13” of this Agreement, the Manufacturer shall have the right to terminate this Agreement without prior notice to the Distributor if:

i. Any material representation or warranty of the Distributor contained in this Agreement is untrue when made;

ii. The Distributor admits in writing its inability to pay its debts as they mature;

iii. The Distributor files a petition in bankruptcy;

iv. The Distributor makes an assignment for the benefit of its creditors;

v. The Distributor consents to the appointment of, or possession by, a custodian for itself or for all or substantially all of its property;

vi. A petition in bankruptcy is filed with the written consent of the Distributor;

vii. The Distributor fails to have a petition in bankruptcy which was filed without its consent dismissed within one hundred twenty (120) days from the date upon which such petition was filed;

viii. Notwithstanding the one hundred twenty (120) day period set forth in Subparagraph “vii” of this Paragraph “B” of this Article “13” of this Agreement, the Distributor is adjudicated bankrupt on a petition in bankruptcy filed against it;

ix. A court of competent jurisdiction enters a final non-appealable order, judgment or decree appointing, without the consent of the Distributor, a receiver, trustee or custodian for the Distributor or for all or substantially all of the property or assets of the Distributor; and

x. A court of competent jurisdiction enters a final judgment for the payment of money against the Distributor, which judgment the Distributor shall not discharge (or provide for such discharge) in accordance with its terms within one hundred twenty (120) days of the date of entry thereof, or procure a stay of execution thereof within one hundred twenty (120) days from the date of entry thereof and, within such one hundred twenty (120) day period, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

C. If upon termination pursuant to this Article “13” of this Agreement, the Distributor has in its possession or control any units of the Products, the Manufacturer, in its sole and absolute discretion, shall either (i) allow the Distributor to sell said units of the Products remaining in its possession or control for a period of ninety (90) days after termination or (ii) repurchase said units of the Products remaining in the Distributor’s possession or control from the Distributor at the price paid by the Distributor for said units of the Products which the Distributor shall ship, at the Distributor’s sole expense, to the Manufacturer. If the Manufacturer allows the Distributor to sell the units of the Products remaining in its possession or control, then after said ninety (90) day period, if the Distributor has in its possession or control any remaining units of the Products, the Distributor shall, at its sole expense, arrange to ship any such units of the Products to the Manufacturer and the Manufacturer shall have no obligation to pay for the units of the Products returned to it.

All units of the Products shipped to the Manufacturer shall be shipped F.O.B. Destination which means that the Distributor shall retain title to the Products and be responsible for the risk of loss, customs clearing, transportation, the cost of shipment and insurance of the Products and all other costs until the Manufacturer has received the shipment at its principal place of business (the “Point of Destination”). The Distributor acknowledges that it is responsible for the risk of loss, customs clearing, transportation, the cost of shipment and insurance of the Products and all other costs until the Manufacturer has received the shipment at the Point of Destination. The Distributor further acknowledges that title to all the Products shall remain with it upon shipping F.O.B. Destination until the Products is received at the Point of Destination by the Manufacturer.

14. Effect of Termination. The termination of this Agreement for any reason shall not release any party from any liability, obligation or agreement that, pursuant to any provision of this Agreement, is intended to survive or be performed after the termination of this Agreement.

15. Inventions or Improvements by the Distributor. If, during the Term, the Distributor makes any improvements in the Products or the Technology or the mode of using them, including, but not limited to, technical or commercial improvements, becomes the owner of any such improvements either through Patents or otherwise, or obtains any rights, benefits or privileges with respect to the Products or the Technology, including, but not limited to, obtaining 510(k) marketing clearance from the Food and Drug Administration, then it shall and hereby does assign such improvements, rights, benefits or privileges to the Manufacturer (without cost to the Manufacturer) and shall give the Manufacturer full information with respect thereto, including, but not limited to, the mode of using them. Notwithstanding the foregoing, during the Term, the Distributor shall be entitled to use any such improvements, rights, benefits or privileges in conjunction with all rights which are hereby granted to the Distributor with respect to the Technology. The Distributor shall also provide the Manufacturer with any and all test results arising from tests of any Products as soon as practicable after such results are available.

16. Ownership of Intellectual Property. All Intellectual Property shall be the exclusive property of the Manufacturer.

17. Uses of Intellectual Property.

A. Patents. The Distributor may, only with the express written consent of the Manufacturer and at its own expense, apply for patents in any country on any discovery or invention which Distributor or its employees shall have obtained prior to the termination of this Agreement with respect to the Technology, Intellectual Property or Products. The Distributor shall notify the Manufacturer of its intention, keep the Manufacturer currently informed of its activities with respect thereto, and provide the Manufacturer with copies of patent applications and amendments thereto, patent office communications, and other relevant papers. All such patent applications shall be submitted in the Manufacturer’s name; provided, however, that if such patent application cannot be submitted in the Manufacturer’s name, then such patent application and any patents issued pursuant to such patent application shall be assigned to the Manufacturer without cost to the Manufacturer.

B. Trademark. During the Term, the Manufacturer grants to the Distributor the right to affix, without charge to the Distributor, the Trademark (which is owned by the Manufacturer) as a mark of certification to the Products distributed in the Territory by the Distributor, provided:

i. All labels, advertising, and packaging for units of the Products by the Distributor must conform to the specifications of the Manufacturer.

ii. Whenever the Distributor uses the Trademark in advertising or in any other manner in connection with the sale and distribution of the Products, the Distributor shall indicate clearly the Manufacturer’s ownership of the Trademark. The Distributor agrees to affix to each unit of the Products and to the package containing each unit of the Products and any papers inserted in the Package a notice stating “Licensed under United States Patent Nos. _____________________”. The Distributor shall provide the Manufacturer with samples of all literature, packages, labels, labeling and advertising prepared by or for the Distributor and intended to be used by the Distributor. When using the Trademark, the Distributor undertakes to comply with all trademark laws, including, but not limited to, compliance with marking requirements.

iii. If required, the Manufacturer shall make application to register the Distributor as a Permitted User or Registered User of the Trademark, and if necessary or if requested by the Manufacturer, the Distributor undertakes to join in such application and to execute any such documents and to take such action as may be necessary or requested by the Distributor to implement such application or retain, enforce or defend the Trademark.

iv. The Distributor acknowledges the Manufacturer's exclusive right, title and interest in and to the Trademark, and shall not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest. The Distributor shall not in any manner represent that it has any ownership in the Trademark or registration thereof, and the Distributor acknowledges that use of the Trademark shall not create in the Distributor’s favor any right, title or interest in or to the Trademark.

C. Nothing contained in this Agreement shall be construed as conferring upon the Distributor or any of its Subdistributors or customers, directly or by implication, estoppel or otherwise, any additional license under any trade secrets or know-how of the Manufacturer, and no such license or other rights shall arise from this Agreement or from any acts, statements or dealings resulting from or relating to, this Agreement.

D. The Manufacturer assumes no liability to the Distributor or to third parties with respect to the performance characteristics of the Products sold by the Distributor.

18. Manufacturer’s Exclusive Rights, Title and Interest in and to Intellectual Property.

A. The Distributor acknowledges the Manufacturer's exclusive right, title and interest in and to the Intellectual Property, and shall not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest. The Distributor shall not in any manner represent that it has any ownership in the Intellectual Property, and the Distributor acknowledges that use of the Intellectual Property, shall not create in the Distributor's favor any right, title or interest in or to the Intellectual Property other than as expressly provided in this Agreement.

B. If the applicable Intellectual Property law requires, the Manufacturer shall make application to register the Distributor as a Permitted User or Registered User of the Intellectual Property and if necessary, the Distributor undertakes to join in such application and to execute any such documents and to take such action as may be necessary to implement such application.

C. The Distributor acknowledges that the use of the Intellectual Property shall not create in the Distributor any right, title or interest in or to the Intellectual Property other than as expressly provided in this Agreement.

D. Upon termination of this Agreement in any manner as provided in this Agreement, the Distributor shall cease and desist from all use of the Intellectual Property in any manner.

19. Nondisclosure of Confidential Information.

A. As used in this Agreement, “Confidential Information” shall mean oral or written information which is directly or indirectly presented to the Distributor, its past, present or future subsidiaries, parents, officers, consultants, directors, stockholders, affiliates, attorneys, employees, agents and its and their respective Immediate Families (as defined below; all of the foregoing are hereinafter collectively referred to as “Agents”) by the Manufacturer, including, but not limited to, information which is developed, conceived or created by the Manufacturer, or disclosed to the Distributor or its Agents or known by or conceived or created by the Distributor or its Agents during the Term or after the termination of this Agreement if disclosed to the Distributor or its Agents or known by or conceived or created by the Distributor or its Agents as a result of this Agreement, with respect to the Manufacturer, its business or any of its products, processes, and other services relating thereto relating to the past or present business or any plans with respect to future business of the Manufacturer, or relating to the past or present business of a third party or plans with respect to future business of a third party which are disclosed to the Manufacturer. Confidential Information includes, but is not limited to, all documentation, hardware and software relating thereto, and information and data in written, graphic and/or machine readable form, products, processes and services, whether or not patentable, trademarkable or copyrightable or otherwise protectable, including, but not limited to, information with respect to discoveries; know-how; ideas; computer programs, source codes and object codes; designs; algorithms; processes and structures; product information; marketing information; price lists; cost information; product contents and formulae; manufacturing and production techniques and methods; research and development information; lists of clients and vendors and other information relating thereto; financial data and information; business plans and processes; documentation with respect to any of the foregoing; and any other information of the Manufacturer that the Manufacturer informs the Distributor or its Agents or the Distributor or its Agents should know, by virtue of its or their position or the circumstances in which the Distributor or its Agents learned such other information, is to be kept confidential including, but not limited to, any information acquired by the Distributor or its Agents from any sources prior to the commencement of this Agreement. Confidential Information also includes similar information obtained by the Manufacturer in confidence from its vendors, licensors, licensees, customers and/or clients. Confidential Information may or may not be labeled as confidential.

“Immediate Family” shall include the following: (i) any spouse, parent, spouse of a parent, mother-in-law, father-in-law, brother-in-law, sister-in-law, child, spouse of a child, adopted child, spouse of an adopted child, sibling, spouse of a sibling, grandparent, spouse of a grandparent, and any issue or spouse of any of the foregoing, and (ii) such child or issue of such child which is born and/or adopted during or after the term of this Agreement and the issue (whether by blood or adoption) of such person; provided, however, that it shall not include any person who was legally adopted after attaining the age of eighteen (18) by any of the persons specified in subparagraph “i” of this Paragraph “A” of this Article “19” of this Agreement or any spouse or issue (whether by blood or adoption) of any such person. A parent of a specified person shall include an affiliate.

B. Except as required in the performance of the Distributor’s or its Agents’ obligations pursuant to this Agreement, neither the Distributor nor its Agents shall, during or after the Term, directly or indirectly, use any Confidential Information or disseminate or disclose any Confidential Information to any person, firm, corporation, association or other entity. The Distributor or its Agents shall take reasonable measures to protect Confidential Information from any accidental, unauthorized or premature use, disclosure or destruction. Information shall not be considered Confidential Information if it: (i) is at the time of disclosure or thereafter a part of the public domain without breach of this Agreement by the Distributor or its Agents; provided, however, that the act of copyrighting shall not cause or be construed as causing the copyrighted materials to be in the public domain, (ii) is disclosed as reasonably required in a proceeding to enforce the Distributor’s rights under this Agreement or (iii) is disclosed as required by court order or applicable law; provided, however, that if either the Distributor or its Agents is legally requested or required by court order or applicable law, including, but not limited to, by oral question, interrogatories, request for information or documents, subpoenas, civil investigative demand or similar process to disclose any Confidential Information, the Distributor or its Agents, as the case may be, shall promptly notify the Manufacturer of such request or requirement so that the Manufacturer may seek an appropriate protective order; provided further, however; that if such protective order is not obtained, the Distributor and its Agents agree to furnish only that portion of the Confidential Information which they are advised by their respective counsels is legally required.

C. Upon termination of this Agreement for any reason or at any time upon request of the Manufacturer, the Distributor and its Agents agree to deliver to the Manufacturer all materials of any nature which are in the Distributor's or its Agents’ possession or control and which are or contain Confidential Information, Work Product or Work Products (hereinafter defined), or which are otherwise the property of the Manufacturer or any vendor, licensor, licensee, customer or client of the Manufacturer, including, but not limited to writings, designs, documents, records, data, memoranda, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation and notes. The Distributor and its Agents shall destroy all written documentation prepared by them for internal purposes based in whole or in part on any Confidential Information and such destruction shall be confirmed to the Manufacturer in writing by an officer of the Distributor and/or its Agents.

D. All ideas, inventions, discoveries or improvements, whether patentable or not, conceived by the Distributor or its Agents (alone or with others) during the Term (“Work Products”) shall be the exclusive property of and assigned to the Manufacturer or as the Manufacturer may direct without compensation to the Distributor or its Agents. Any records with respect to the foregoing shall be the sole and exclusive property of the Manufacturer and the Distributor or its Agents shall surrender possession of such records to the Manufacturer upon termination of this Agreement. Any Work Product shall be deemed incorporated in the definition of Confidential Information for all purposes hereunder.

E. Neither the Distributor nor its Agents shall assert any rights with respect to the Manufacturer, its business, or any of its products, processes and other services relating thereto, Work Product or any Confidential Information as having been acquired or known by the Distributor or its Agents prior to the commencement of the Term.

20. Protection of Intellectual Property; Indemnification; Defense; Products Liability.

A. If the Distributor learns of any infringement of any Intellectual Property or imitation or counterfeiting of any Products, Distributor shall promptly notify the Manufacturer of such information. Upon learning of such information, the Manufacturer shall take such action as it deems advisable in its sole and absolute discretion for the protection of the Intellectual Property.

B. In order to induce the Manufacturer to enter into this Agreement, in addition to and in no way limiting Paragraph “C” of Article “3” of this Agreement, the Distributor agrees, on its own behalf and on behalf of its Agents (with the exception of the Manufacturer), that neither the Distributor, nor any of its Agents, shall during the Term and, for a period of five (5) years from the date of termination of this Agreement, (i) manufacture any Competing Products (as defined below), (ii) directly or indirectly sell or market any product which competes either directly or indirectly with any product of the Manufacturer that screens for, or is a detection modality for prostate, cancer, kidney disease and strokes or any product which is based upon the technology of temperature differentials (“Competing Products”), or (iii) directly or indirectly own, manage, participate in the operation or control of, or be connected as an officer, director, shareholder, partner, consultant, owner, employee, agent, lender, donor, vendor or otherwise, or have any financial interest in or aid or assist anyone else in the conduct of any competing entity which manufactures, distributes or offers for sale Competing Products. The Distributor further agrees, on its own behalf and on behalf of its Agents, that neither it nor its Agents shall during the Term and for a period of five (5) years from the date of termination of this Agreement (i) personally, or cause others to personally induce or attempt to induce any employee to terminate their employment with the Manufacturer; (ii) interfere with or disrupt the Manufacturer's relationship with its suppliers, vendors, customers or employees; or (iii) solicit or entice any person to leave their employ with the Manufacturer.

C. The Distributor and the Manufacturer each agree, on their own behalf and on behalf of their Agents, that neither them nor their Agents shall during the Term and for a period of five (5) years from the date of termination of this Agreement (i) personally, or cause others to personally induce or attempt to induce any employee to terminate their employment with the other of the Manufacturer or the Distributor, as the case may be; (ii) interfere with or disrupt the other of the Manufacturer’s or the Distributor's, as the case may be, relationship with its suppliers, vendors, customers or employees; or (iii) solicit or entice any person to leave their employ with the other of the Manufacturer or the Distributor, as the case may be.

D. The Distributor and the Manufacturer each agree, on their behalf and on behalf of their Agents, that the duration, scope and geographic area for which the provisions set forth in Paragraphs “B” and “C” of this Article “20” of this Agreement are to be effective are reasonable. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or by reason of it being too extensive in any other respect, such agreement or covenant shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action. Any determination that any provision of this Agreement is invalid or unenforceable, in whole or in part, shall have no effect on the validity or enforceability of any remaining provision of this Agreement.

E. Any period of time set forth in this Agreement shall not be construed to permit the Distributor, the Manufacturer, or either of their Agents to engage in any of the prohibited acts set forth in this Agreement after such period if such acts would otherwise be prohibited by any applicable statute or legal precedent.

21. Indemnification.

A. Indemnification by the Distributor. In order to induce the Manufacturer to enter into and perform this Agreement, the Distributor does hereby indemnify, protect, defend and save and hold harmless the Manufacturer and each of its shareholders, affiliates, officers, directors, control persons, employees, attorneys, agents, partners and trustees and personal representatives of any of the foregoing (“Indemnified Parties”), from and against any loss resulting to any of them from any material loss, liability, cost, damage, or expense which the Indemnified Parties may suffer, sustain or incur arising out of or due to a breach by the Distributor of the representations, warranties and covenants set forth in Article “8” of this Agreement or in any documents delivered pursuant hereto, or of a breach by the Distributor of any of its obligations pursuant to this Agreement or in any documents delivered pursuant hereto.

B. Indemnification by the Manufacturer. In order to induce the Distributor to enter into and perform this Agreement, the Manufacturer does hereby indemnify, protect, defend and save and hold harmless the Distributor and each of its members, affiliates, officers, managers, control persons, employees, attorneys, agents, partners and trustees and personal representatives of any of the foregoing (“Indemnified Parties”), from and against any loss resulting to any of them from any material loss, liability, cost, damage, or expense which the Indemnified Parties may suffer, sustain or incur arising out of or due to a breach by the Manufacturer of the representations, warranties and covenants set forth in Article “7” of this Agreement or in any documents delivered pursuant hereto, or of a breach by the Manufacturer of any of its obligations pursuant to this Agreement or in any documents delivered pursuant hereto.

C. Reasonable Costs, Etc. The indemnification which is set forth in this Article “21” of this Agreement shall be deemed to include not only the specific liabilities or obligation with respect to which such indemnity is provided, but also all counsel fees, reasonable costs, expenses and expenses of settlement relating thereto, whether or not any such liability or obligation shall have been reduced to judgment.

D. Third Party Claims. If any demand, claim, action or cause of action, suit, proceeding or investigation (collectively, the “Claim”) is brought against an Indemnified Party for which the Indemnified Party intends to seek indemnity from the other party hereto (the “Indemnifying Party”), then the Indemnified Party within twenty-one (21) days after such Indemnified Party's receipt of the Claim, shall notify the Indemnifying Party pursuant to Paragraph “C” of Article “24” of this Agreement which notice shall contain a reasonably thorough description of the nature and amount of the Claim (the “Claim Notice”). The Indemnifying Party shall have the option to undertake, conduct and control the defense of such claim or demand. Such option to undertake, conduct and control the defense of such claim or demand shall be exercised by notifying the Indemnified Party within ten (10) days after receipt of the Claim Notice pursuant to Paragraph “C” of Article “24” of this Agreement (such notice to control the defense is hereinafter referred to as the “Defense Notice”). The failure of the Indemnified Party to notify the Indemnifying Party of the Claim shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have pursuant to this Article “21” of this Agreement except to the extent that such failure to notify the Indemnifying Party prejudices the Indemnifying Party. The Indemnified Party shall use all reasonable efforts to assist the Indemnifying Party in the vigorous defense of the Claim. All costs and expenses incurred by the Indemnified Party in defending the Claim shall be paid by the Indemnifying Party. If, however, the Indemnified Party desires to participate in any such defense or settlement, it may do so at its sole cost and expense (it being understood that the Indemnifying Party shall be entitled to control the defense). The Indemnified Party shall not settle the Claim. If the Indemnifying Party does not elect to control the defense of the Claim, within the aforesaid ten (10) day period by proper notice pursuant to Paragraph “C” of Article “24” of this Agreement, then the Indemnified Party shall be entitled to undertake, conduct and control the defense of the Claim (a failure by the Indemnifying Party to send the Defense Notice to the Indemnified Party within the aforesaid ten (10) day period by proper notice pursuant to Paragraph “C” of Article “24” of this Agreement shall be deemed to be an election by the Indemnifying Party not to control the defense of the Claim); provided, however, that the Indemnifying Party shall be entitled, if it so desires, to participate therein (it being understood that in such circumstances, the Indemnified Party shall be entitled to control the defense). Regardless of which party has undertaken to defend any claim, the Indemnifying Party may, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand; provided however, that if any settlement would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party, the consent of the Indemnified Party shall be a condition to any such settlement. Notwithstanding the foregoing provisions of this Article “21” of this Agreement, as a condition to the Indemnifying Party either having the right to defend the Claim, or having control over settlement as indicated in this Article “21” of this Agreement, the Indemnifying Party shall execute an agreement, in the form annexed hereto and made a part hereof as Exhibit “H”, acknowledging its liability for indemnification pursuant to this Article “21” of this Agreement. Whether the Indemnifying Party shall control and assume the defense of the Claim or only participate in the defense or settlement of the Claim, the Indemnified Party shall give the Indemnifying Party and its counsel access, during normal business hours, to all relevant business records and other documents, and shall permit them to consult with its employees and counsel.

22. Equitable Relief. If the Distributor breaches this Agreement, the Manufacturer shall have the right, at its election, to obtain equitable relief including, but not limited to, an order for specific performance of this Agreement or an injunction, without the need to: (i) post a bond or other security, (ii) to prove any actual damage or (iii) to prove that money damages would not provide an adequate remedy. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies which the Manufacturer may have for damages or otherwise.

23. No Agency. Except as provided for in this Agreement, neither party is the legal representative or agent of, or has the power to obligate the other for any purpose whatsoever; and no partnership, joint venture, agent, fiduciary, or employment relationship is intended or created by reason of this Agreement. It is the intent of the parties hereto that each party shall be an independent contractor of the other. Neither has the authority to assume or create any obligation or liability, express or implied, upon the other’s behalf or in its name or to bind the other in any manner whatsoever. The Distributor shall not sign any document as an authorized person of the Manufacturer and none of its employees or members shall hold themselves out as officers, directors, or shareholders of the Manufacturer, or as otherwise having any authority to enter into contracts binding upon the Manufacturer, or to create any obligations on the part of the Manufacturer. The Manufacturer shall not sign any document as an authorized person of the Distributor and none of its employees or shareholders shall hold themselves out as officers, managers, or members of the Distributor, or as otherwise having any authority to enter into contracts binding upon the Distributor, or to create any obligations on the part of the Distributor.

24. Miscellaneous.

A. Headings. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

B. Enforceability. If any provision which is contained in this Agreement should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any jurisdiction, such invalidity or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid or unenforceable provision had not been contained herein.

C. Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by (i) mail by (a) certified mail, postage prepaid, return receipt requested and (b) first class mail, postage prepaid (ii) overnight delivery with confirmation of delivery or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

To the Manufacturer:	Scantek Medical, Inc.
4B Wing Drive
Cedar Knolls, New Jersey 07927
Attn: Dr. Zsigmond L. Sagi, President
Fax No.: (973) 401-0459

With a copy to:	Mintz & Fraade, P.C.
488 Madison Avenue
New York, New York 10022
Attn: Frederick M. Mintz, Esq.
Fax No.: (212) 486-0701

With a copy to:	Edward C. Kramer, Esq.
488 Madison Avenue
New York, New York 10022
Fax No.: (212) 783-0028

To the Distributor:	________________________
4B Wing Drive
Cedar Knolls, New Jersey 07927
Attention: Steven Cantor, President
Fax No.: (516) 977-3425

With a copy to:	Mintz & Fraade, P.C.
488 Madison Avenue
New York, New York 10022
Attn: Frederick M. Mintz, Esq.
Fax No.: (212) 486-0701

or in each case to such other address and facsimile number as shall have last been furnished by like notice. If all of the methods of notice set forth in this Paragraph “C” of this Article “24” of this Agreement are impossible for any reason, notice shall be in writing and personally delivered to the aforesaid addresses. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date so sent if a copy thereof is also mailed by first class mail on the date sent by facsimile. If the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice is given; provided further, however, that any notice sent by overnight delivery shall be deemed to have been given as of the date of delivery.

D. Governing Law; Disputes. This Agreement shall in accordance with Section 5-1401 of the General Obligations Law of New York in all respects be construed, governed, applied and enforced under the internal laws of the State of New York without giving effect to the principles of conflicts of laws and be deemed to be an agreement entered into in the State of New York and made pursuant to the laws of the State of New York. Except as otherwise provided in Article “22” of this Agreement, the parties agree that they shall be deemed to have agreed to binding arbitration solely in New York, New York, with respect to the entire subject matter of any and all disputes relating to or arising under this Agreement including, but not limited to, the specific matters or disputes as to which arbitration has been expressly provided for by other provisions of this Agreement. Any such arbitration shall be by a panel of three arbitrators and pursuant to the commercial rules then existing of the American Arbitration Association in the State of New York, County of New York. In all arbitrations, judgment upon the arbitration award may be entered in any court having jurisdiction. The parties agree, further, that the prevailing party in any such arbitration as determined by the arbitrators shall be entitled to such costs and attorney's fees, if any, in connection with such arbitration as may be awarded by the arbitrators. In connection with the arbitrators’ determination for the purpose of which party, if any, is the prevailing party, they shall take into account all of the factors and circumstances including, without limitation, the relief sought, and by whom, and the relief, if any, awarded, and to whom. In addition, and notwithstanding the foregoing sentence, a party shall not be deemed to be the prevailing party in a claim seeking monetary damages, unless the amount of the arbitration award exceeds the amount offered in a legally binding writing by the other party by fifteen (15%) percent or more. For example, if the party initiating arbitration (“A”) seeks an award of one hundred thousand ($100,000) dollars plus costs and expenses, the other party (“B”) has offered A fifty thousand ($50,000) dollars in a legally binding written offer prior to the commencement of the arbitration proceeding, and the arbitration panel awards any amount less than fifty-seven thousand five hundred ($57,500) dollars to A, the panel should determine that B has “prevailed”. The parties specifically designate the courts in the City of New York, State of New York as properly having jurisdiction for any proceeding to confirm and enter judgment upon any such arbitration award. The parties hereby consent to and submit to personal jurisdiction over each of them solely by the courts of the State of New York in any action or proceeding, waive personal service of any and all process and specifically consent that in any such action or proceeding in the courts of the State of New York, any service of process may be effectuated upon any of them by certified mail, return receipt requested, in accordance with Paragraph “C” of this Article “24” of this Agreement.

The arbitration panel shall have no power to award non-monetary or equitable relief of any sort. It shall also have no power to award (i) damages inconsistent with any applicable agreement between the parties or (ii) punitive damages or any other damages not measured by the prevailing party’s actual damages; and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held invalid or unenforceable, shall the arbitration panel have power to make an award or impose a remedy which could not be made or imposed by a court deciding the matter in the same jurisdiction.

Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

All aspects of the arbitration shall be treated as confidential. The parties and the arbitration panel may disclose the existence, content or results of the arbitration only as provided in the rules of the American Arbitration Association in New York, New York. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interest.

E. Assignment by the Manufacturer. This Agreement shall be transferable by the Manufacturer.

F. Construction. Each of the parties hereto hereby acknowledges and agrees that (i) Mintz & Fraade, P.C. drafted this Agreement on behalf of both of the parties to this Agreement, (ii) each party has been separately advised by counsel other than Mintz & Fraade, P.C. during the course of reviewing this Agreement and (iii) this Agreement shall not, therefore, be construed more strictly against any party responsible for its drafting regardless of any presumption or rule requiring construction against the party whose attorney drafted this Agreement.

G. Entire Agreement.  This Agreement and all documents and instruments referred to herein (i) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (ii) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither the Manufacturer nor the Distributor makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, managers, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

H. Further Assurances. The parties agree to execute any and all such other further instruments and documents, and to take any and all such further actions which are reasonably required to effectuate this Agreement and the intents and purposes hereof.

I. Binding Agreement. This Agreement shall not be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, personal representatives, successors and assigns unless and until each of the parties to this Agreement have executed and delivered to the other party a fully executed copy of this Agreement.

J. Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver of any other or subsequent breach of this Agreement.

K. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

L. Modifications. This Agreement may not be changed, modified, extended, terminated or discharged orally, but only by an agreement in writing, which is signed by all of the parties to this Agreement.

M. Exhibits. All Exhibits annexed or attached to this Agreement are incorporated into this Agreement by reference thereto and constitute an integral part of this Agreement.

N. Survival. All of the provisions and obligations of this Agreement shall survive the termination of this Agreement.

O. Severability. The provisions of this Agreement shall be deemed separable. Therefore, if any part of this Agreement is rendered void, invalid or unenforceable, such rendering shall not affect the validity or enforceability of the remainder of this Agreement; provided that if the part or parts which are void, invalid or unenforceable as aforesaid shall substantially impair the value of the whole Agreement to either party, that party may cancel, and terminate the Agreement by giving written notice to the other party.

IN WITNESS WHEREOF, the parties to this Agreement have set their hands and seals or caused these presents to be signed of the day and year first above written.

Scantek Medical, Inc.

By:	By:
Dr. Zsigmond L. Sagi, President	Steven Cantor, President

List of Exhibits

Exhibit A:	Patents

Exhibit B:	Description of the Products

Exhibit C:	Territory

Exhibit D:	Trademark

Exhibit E:	Form of Subdistributor Agreement

Exhibit F:	Liens

Exhibit G:	Litigation

Exhibit H:	Form of Letter Agreement to be Executed Pursuant to Article “21” of the Agreement

EXHIBIT A

PATENTS

UNITED STATES:

Issued October 24, 2000-Patent #6,135,968, expires 2018 (for ProstAlert sensor device)

U.S. PATENT APPLICATIONS

None.

EXHIBIT B

DESCRIPTION OF THE PRODUCTS

DESCRIPTION OF PROSTATE DEVICE

*

DESCRIPTION OF STROKE DEVICE

*

* - Deleted due to confidentiality.

EXHIBIT C

TERRITORY: EXCLUDED COUNTRIES

None

EXHIBIT D

TRADEMARK

None.

EXHIBIT E

FORM OF SUBDISTRIBUTOR AGREEMENT

__________, 200__

Dear Sir or Madam:

____________________, a Delaware limited liability company (the “Distributor”) is the Distributor pursuant to a Distribution Agreement dated as of the ___ day of _________, ____, by and between Scantek Medical, Inc. (the “Manufacturer”) and the Distributor (the “Distribution Agreement”); a copy of the Distribution Agreement is annexed hereto as Exhibit "A".

The parties have agreed to the following terms and conditions:

1. The Subdistributor shall comply with all of the terms and conditions of the Distribution Agreement, or as it may be amended in the future, which are applicable to the Distributor and which are incorporated in this Subdistribution Agreement (this “Subdistribution Agreement”) by reference as if fully set forth herein.

2. All of the capitalized terms used herein which are not defined herein shall have the meaning set forth in the Distribution Agreement.

3. Pursuant to this Subdistribution Agreement, the Distributor agrees to grant to _______________ (the “Subdistributor”) an exclusive right to distribute and sell the Product within the following region: ________________ for a period which shall commence on ________________ and which shall continue until ___________, ____ (the "Term"), unless otherwise terminated pursuant to Article “8” of this Subdistribution Agreement.

4. The Subdistributor agrees to pay the following price (the “Price”) with respect to each unit of the Product purchased by the Subdistributor:

[Pricing information to be inserted]

The Subdistributor shall pay to the Manufacturer the price set forth in the Distribution Agreement for each unit of the Product.

The Subdistributor shall pay to the Distributor _________________________ ($___________) dollars (this is the difference between the Price and the price paid by the Subdistributor to the Manufacturer for units of the Product).

5. The Subdistributor shall purchase the Products solely from the Manufacturer.

6. The Distributor represents, warrants, and covenants to the Subdistributor that the representations, warranties and covenants given by the Distributor in the Distribution Agreement are true and accurate and shall be binding upon the Distributor as if they had been given directly to the Subdistributor.

7. The Subdistributor represents, warrants and covenants to the Distributor that:

A. The Subdistributor is a ___________ with all of the requisite power and authority to carry on its businesses as presently conducted in all jurisdictions where presently conducted.

B. The Subdistributor has the full right, power and legal capacity to enter into this Subdistribution Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Subdistribution Agreement by the Subdistributor and the consummation by it of the transactions contemplated hereby have been duly approved and authorized by all necessary action of the Subdistributor’s ___________________, and no further authorization shall be necessary on the part of the Subdistributor for the performance and consummation by the Subdistributor of the transactions contemplated hereby. A copy of the minutes of said action by the Subdistributor’s ____________ is annexed hereto as Exhibit "B". The execution, delivery and performance of this Subdistribution Agreement in accordance with its terms does not and shall not require approval, consent or authorization of any governmental agency or authority or any political subdivision thereof.

C. The business and operations of the Subdistributor have been and are being conducted in accordance with all applicable laws, rules, and regulations of all authorities which affect the Subdistributor or its properties, assets, businesses or prospects. The performance of this Subdistribution Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Subdistributor or cause an acceleration under any arrangement, agreement or other instrument to which the Subdistributor is a party or by which any of its assets are bound. The Subdistributor has performed all of its obligations which are required to be performed by it pursuant to the terms of any such agreement contract, or commitment.

D. The Subdistributor has the distributing capacity and the financial resources to meet the Subdistributor’s obligations pursuant to this Subdistribution Agreement on a timely basis.

E. There are no legal, administrative, arbitration, or other proceeding or governmental investigations adversely affecting the Subdistributor or its properties, assets or businesses, or with respect to any matter arising out of the conduct of the Subdistributor’s business pending or to its knowledge threatened, by or against, any officer or director of the Subdistributor in connection with its affairs, whether or not covered by insurance. Neither the Subdistributor nor its officers or directors are subject to any order, writ, injunction, or decree of any court, department, agency, or instrumentality, affecting the Subdistributor.

F. No approval of any third party including, but not limited to, any governmental authority is required in connection with the consummation of the transactions set forth in this Subdistribution Agreement.

G. The covenants, representations and warranties made by the Subdistributor in or in connection with this Subdistribution Agreement shall survive the execution and delivery of this Subdistribution Agreement and shall continue in full force and effect during the Term and for two (2) years after the expiration of the Term, it being agreed and understood that each of such covenants, representations and warranties is of the essence of this Subdistribution Agreement and the same shall be binding upon the Subdistributor and inure to the Distributor, its successors and assigns.

H. The Subdistributor has no knowledge that any covenant, representation or warranty of the Subdistributor which is contained in this Subdistribution Agreement or in a writing furnished or to be furnished pursuant to this Subdistribution Agreement contains or shall contain any untrue statement of a material fact, omits or shall omit to state any material fact which is required to make the statements which are contained herein or therein, not misleading.

I. If, during the Term, any event occurs or any event known to the Subdistributor relating to or affecting the Subdistributor shall occur as a result of which (i) any provision of this Article “7” of this Subdistribution Agreement at that time shall include an untrue statement of a fact, or (ii) this Article “7” of this Subdistribution Agreement shall omit to state any fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading, the Subdistributor shall immediately notify the Distributor pursuant to Paragraph “C” of Article “12” of this Subdistribution Agreement.

J. It shall not be a defense to a suit for damages for any misrepresentation or breach of a covenant, representation or warranty that the Distributor knew or had reason to know that any covenant, representation or warranty in this Subdistribution Agreement contained untrue statements.

8. Termination.

A. Anything in this Subdistribution Agreement notwithstanding the Distributor shall have the right to terminate this Subdistribution Agreement immediately if the Subdistributor shall at any time default in the performance of any of its obligations under, or otherwise commit any breach of, this Subdistribution Agreement unless within ten (10) calendar days after receipt of written notice of such default in accordance with Paragraph "C" of Article "12" of this Subdistribution Agreement the Subdistributor cures such default or, if there is a default which cannot, with due diligence, be cured within ten (10) calendar days, the Subdistributor institutes within ten (10) calendar days steps reasonably necessary to remedy the default and thereafter diligently prosecutes same to disposition. The Distributor’s right to terminate this Subdistribution Agreement pursuant to this Article "8" of this Subdistribution Agreement or otherwise shall be in addition to and not exclusive of any other right or remedy that may exist at law, equity or otherwise, that the Distributor may possess pursuant to this Subdistribution Agreement, all of which rights and remedies shall survive such termination. The Distributor shall be required to provide the Subdistributor with written notice of default on no more than three (3) occasions during the Term. After such three (3) occasions, the Distributor shall no longer be required to give notice to the Subdistributor and the Distributor shall have the right to immediately terminate this Subdistribution Agreement if the Subdistributor shall fail to perform any of its obligations pursuant to, or otherwise commit any breach of, this Subdistribution Agreement.

B. Notwithstanding the provisions of Paragraph “A” of this Article “8” of this Subdistribution Agreement, the Distributor shall have the right to terminate this Subdistribution Agreement without prior notice to the Subdistributor if:

i. The Subdistributor fails to make any payments when due;

ii. Any representation or warranty of the Subdistributor contained in this Subdistribution Agreement is untrue when made;

iii. The Subdistributor admits in writing its inability to pay its debts as they mature;
iv. The Subdistributor files a petition in bankruptcy;

v. The Subdistributor makes an assignment for the benefit of its creditors;

vi. The Subdistributor consents to the appointment of, or possession by, a custodian for itself or for all or substantially all of its property;

vii. A petition in bankruptcy is filed with the consent of the Subdistributor;

viii. The Subdistributor fails to have a petition in bankruptcy which was filed without its consent dismissed within one hundred twenty (120) days from the date upon which such petition was filed;

ix. Notwithstanding the one hundred twenty (120) day in Subparagraph “viii” of this Paragraph “B” of this Article “8” of this Subdistribution Agreement, the Subdistributor is adjudicated bankrupt on a petition in bankruptcy filed against it;

x. A court of competent jurisdiction enters a final non-appealable order, judgment or decree appointing, without the consent of the Subdistributor, of a receiver, trustee or custodian for the Subdistributor or for all or substantially all of the property or assets of the Subdistributor;

xi. A proceeding is commenced to foreclose the security interest in, or lien on, any property or assets to satisfy the security interest or lien therein of any creditor of the Subdistributor;

xii. A court of competent jurisdiction enters a final judgment for the payment of money against the Subdistributor, which judgment the Subdistributor shall not discharge (or provide for such discharge) in accordance with its terms within one hundred twenty (120) days of the date of entry thereof, or procure a stay of execution thereof within one hundred twenty (120) days from the date of entry thereof and, within such one hundred twenty (120) day period, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

xiii. There is an imposition of any attachment or levy, or an issuance of any note of eviction against the assets or properties of the Subdistributor.

C. If upon termination pursuant to this Article “8” of this Subdistribution Agreement, the Subdistributor still has in its possession or control any units of the Product, the Subdistributor shall, at its sole expense, arrange to ship any such units of the Product to the Distributor. The units of the Product shall be shipped to the Distributor F.O.B. Destination which means that the Subdistributor shall retain title to the Product and be responsible for the risk of loss, customs clearing, transportation, the cost of shipment and insurance of the Product and all other costs until the Distributor has received the shipment at its principal place of business (the “Point of Destination”). The Subdistributor acknowledges that it is responsible for the risk of loss, customs clearing, transportation, the cost of shipment and insurance of the Product and all other costs until the Distributor has received the shipment at the Point of Destination. The Subdistributor further acknowledges that title to all the Product shall remain with it upon shipping F.O.B. Destination until the Product is received at the Point of Destination by the Distributor.

D. This Subdistribution Agreement is subject to and subordinated to the Distribution Agreement. If the Distribution Agreement is terminated, the Subdistributor shall, at the option of the Manufacturer, continue to distribute the Product and shall, promptly, upon the Manufacturer’s request, execute and deliver all instruments which are necessary and appropriate to continue as a distributor. The Subdistributor hereby waives all rights under any present or future law to elect, solely by reason of the termination of the Distribution Agreement, to terminate this Subdistribution Agreement.

9. The termination of this Subdistribution Agreement for any reason shall not release the Subdistributor or the Distributor from any liability, obligation or agreement that, pursuant to any provision of this Subdistribution Agreement, is intended to survive or be performed after the termination of this Subdistribution Agreement.

10. Indemnification.

A. Indemnification by the Distributor. In order to induce the Subdistributor to enter into and perform this Subdistribution Agreement, the Distributor does hereby indemnify, protect, defend and save and hold harmless the Subdistributor and each of its shareholders, affiliates, officers, directors, control persons, employees, attorneys, agents, partners and trustees and personal representatives of any of the foregoing ("Indemnified Parties"), from and against any loss resulting to any of them from any material loss, liability, cost, damage, or expense which the Indemnified Parties may suffer, sustain or incur arising out of or due to a breach by the Distributor of the representations, warranties and covenants set forth in Article “6” of this Subdistribution Agreement or in any of the documents delivered pursuant hereto, or of a breach by the Distributor of any of its obligations pursuant to this Subdistribution Agreement or in any of the documents delivered pursuant hereto.

B. Indemnification by the Subdistributor. In order to induce the Distributor to enter into and perform this Subdistribution Agreement, the Subdistributor does hereby indemnify, protect, defend and save and hold harmless the Distributor and each of its members, affiliates, officers, managers, control persons, employees, attorneys, agents, partners and trustees and personal representatives of any of the foregoing ("Indemnified Parties"), from and against any loss resulting to any of them from any material loss, liability, cost, damage, or expense which the Indemnified Parties may suffer, sustain or incur arising out of or due to a breach by the Subdistributor of the representations, warranties and covenants set forth in Article “7” of this Subdistribution Agreement or in any of the documents delivered pursuant hereto, or of a breach by the Subdistributor of any of its obligations pursuant to this Subdistribution Agreement or in any of the documents delivered pursuant hereto.

C. Reasonable Costs, Etc. The indemnification, which is set forth in this Article “10” of this Subdistribution Agreement shall be deemed to include not only the specific liabilities or obligation with respect to which such indemnity is provided, but also all counsel fees, reasonable costs, expenses and expenses of settlement relating thereto, whether or not any such liability or obligation shall have been reduced to judgment.

D. Third Party Claims. If any demand, claim, action or cause of action, suit, proceeding or investigation (collectively, the “Claim”) is brought against an Indemnified Party for which the Indemnified Party intends to seek indemnity from the other party hereto (the "Indemnifying Party"), then the Indemnified Party within twenty-one (21) days after such Indemnified Party's receipt of the Claim, shall notify the Indemnifying Party pursuant to Paragraph “C” of Article “12” of this Subdistribution Agreement which notice shall contain a reasonably thorough description of the nature and amount of the Claim (the "Claim Notice"). The Indemnifying Party shall have the option to undertake, conduct and control the defense of such claim or demand. Such option to undertake, conduct and control the defense of such claim or demand shall be exercised by notifying the Indemnified Party within ten (10) days after receipt of the Claim Notice pursuant to Paragraph “C” of Article “12” of this Subdistribution Agreement (such notice to control the defense is hereinafter referred to as the “Defense Notice”). The failure of the Indemnified Party to notify the Indemnifying Party of the Claim shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have pursuant to this Article “10” of this Subdistribution Agreement except to the extent that such failure to notify the Indemnifying Party prejudices the Indemnifying Party. The Indemnified Party shall use all reasonable efforts to assist the Indemnifying Party in the vigorous defense of the Claim. All costs and expenses incurred by the Indemnified Party in defending the Claim shall be paid by the Indemnifying Party. If, however, the Indemnified Party desires to participate in any such defense or settlement, it may do so at its sole cost and expense (it being understood that the Indemnifying Party shall be entitled to control the defense). The Indemnified Party shall not settle the Claim. If the Indemnifying Party does not elect to control the defense of the Claim, within the aforesaid ten (10) day period by proper notice pursuant to Paragraph “C” of Article “12” of this Subdistribution Agreement, then the Indemnified Party shall be entitled to undertake, conduct and control the defense of the Claim (a failure by the Indemnifying Party to send the Defense Notice to the Indemnified Party within the aforesaid ten (10) day period by proper notice pursuant to Paragraph “C” of Article “12” of this Subdistribution Agreement shall be deemed to be an election by the Indemnifying Party not to control the defense of the Claim); provided, however, that the Indemnifying Party shall be entitled, if it so desires, to participate therein (it being understood that in such circumstances, the Indemnified Party shall be entitled to control the defense). Regardless of which party has undertaken to defend any claim, the Indemnifying Party may, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand; provided however, that if any settlement would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party, the consent of the Indemnified Party shall be a condition to any such settlement. Notwithstanding the foregoing provisions of this Article “10” of this Subdistribution Agreement, as a condition to the Indemnifying Party either having the right to defend the Claim, or having control over settlement as indicated in this Article “10” of this Subdistribution Agreement, the Indemnifying Party shall execute an agreement, in the form annexed hereto and made a part hereof as Exhibit “C”, acknowledging its liability for indemnification pursuant to this Article “10” of this Subdistribution Agreement. Whether the Indemnifying Party shall control and assume the defense of the Claim or only participate in the defense or settlement of the Claim, the Indemnified Party shall give the Indemnifying Party and its counsel access, during normal business hours, to all relevant business records and other documents, and shall permit them to consult with its employees and counsel.

11. In the event of any breach by the Subdistributor of the provisions of this Subdistribution Agreement, the Subdistributor acknowledges that the Distributor will not have an adequate remedy at law and that the Distributor will be entitled to institute and prosecute proceedings in an appropriate court of competent jurisdiction and to obtain an injunction restraining the Subdistributor from violating the provisions of this Subdistribution Agreement without posting a bond or other security.

12. Miscellaneous.

A. Headings. Headings contained in this Subdistribution Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Subdistribution Agreement.

B. Enforceability. If any provision which is contained in this Subdistribution Agreement or the Distribution Agreement should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any jurisdiction, such invalidity or unenforceability shall not affect any other provision of this Subdistribution Agreement and this Subdistribution Agreement shall be construed as if such invalid or unenforceable provision had not been contained herein.

C. Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by (i) mail by (a) certified mail, postage prepaid, return receipt requested and (b) first class mail, postage prepaid (ii) overnight delivery with confirmation of delivery or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

To the Distributor:	_________________________
_________________________
_________________________
Attn: Steven Cantor, President
Fax No.: __________________

With a copy to:	Mintz & Fraade, P.C.
488 Madison Avenue, Suite 1100
New York, New York 10022
Attn.: Frederick M. Mintz, Esq.
Fax No.: (212) 486-0701

To the Manufacturer:	Scantek Medical, Inc.
_________________________
_________________________
Attn: Dr. Zsigmond L. Sagi, President
Fax No.: __________________

With a copy to:	Mintz & Fraade, P.C.
488 Madison Avenue
New York, New York 10022
Attn: Frederick M. Mintz, Esq.
Fax No.: (212) 486-0701

To the Subdistributor:	_________________________
_________________________
_________________________
Attn: _____________________
Fax No.: ( ) ______________

With a copy to:	_________________________
_________________________
_________________________
Attn: _____________________
Fax No.: ( ) ______________

or in each case to such other address and facsimile number as shall have last been furnished by like notice. If all of the methods of notice set forth in this Paragraph “C” of this Article “12” of this Subdistribution Agreement are impossible for any reason, notice shall be in writing and personally delivered to the aforesaid addresses. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date so sent if a copy thereof is also mailed by first class mail on the date sent by facsimile. If the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice is given; provided further, however, that any notice sent by overnight delivery shall be deemed to have been given as of the date of delivery.

D. Governing Law; Disputes. This Subdistribution Agreement shall in accordance with Section 5-1401 of the General Obligations Law of New York in all respects be construed, governed, applied and enforced under the internal laws of the State of New York without giving effect to the principles of conflicts of laws and be deemed to be an agreement entered into in the State of New York and made pursuant to the laws of the State of New York. Except as otherwise set forth in Article “11” of this Subdistribution Agreement, the parties agree that they shall be deemed to have agreed to binding arbitration with respect to the entire subject matter of any and all disputes relating to or arising under this Subdistribution Agreement including, but not limited to, the specific matters or disputes as to which arbitration has been expressly provided for by other provisions of this Subdistribution Agreement and that any such arbitration shall be commenced exclusively in New York, New York. Any such arbitration shall be by a panel of three arbitrators and pursuant to the commercial rules then existing of the American Arbitration Association in the State of New York, County of New York. In all arbitrations, judgment upon the arbitration award may be entered in any court having jurisdiction. The parties specifically designate the courts in the City of New York, State of New York as properly having jurisdiction for any proceeding to confirm and enter judgment upon any such arbitration award. The parties hereby consent to and submit to the exclusive jurisdiction of the courts of the State of New York in any action or proceeding and submit to personal jurisdiction over each of them by such courts. The parties hereby waive personal service of any and all process and specifically consent that in any such action or proceeding brought in the courts of the State of New York, any service of process may be effectuated upon any of them by certified mail, return receipt requested, in accordance with Paragraph “C” of this Article “12” of this Subdistribution Agreement. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

The parties agree, further, that the prevailing party in any such arbitration as determined by the arbitrators shall be entitled to such costs and attorney's fees, if any, in connection with such arbitration as may be awarded by the arbitrators. In connection with the arbitrators’ determination for the purpose of which party, if any, is the prevailing party, they shall take into account all of the factors and circumstances including, without limitation, the relief sought, and by whom, and the relief, if any, awarded, and to whom. In addition, and notwithstanding the foregoing sentence, a party shall not be deemed to be the prevailing party in a claim seeking monetary damages, unless the amount of the arbitration award exceeds the amount offered in a legally binding writing by the other party by fifteen (15%) percent or more. For example, if the party initiating arbitration (“A”) seeks an award of one hundred thousand ($100,000) dollars plus costs and expenses, the other party (“B”) has offered A fifty thousand ($50,000) dollars in a legally binding written offer prior to the commencement of the arbitration proceeding, and the arbitration panel awards any amount less than fifty-seven thousand five hundred ($57,500) dollars to A, the panel should determine that B has “prevailed”.

The arbitration panel shall have no power to award non-monetary or equitable relief of any sort. It shall also have no power to award (i) damages inconsistent with any applicable agreement between the parties or (ii) punitive damages or any other damages not measured by the prevailing party’s actual damages; and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held invalid or unenforceable, shall the arbitration panel have power to make an award or impose a remedy which could not be made or imposed by a court deciding the matter in the same jurisdiction.

Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

All aspects of the arbitration shall be treated as confidential. The parties and the arbitration panel may disclose the existence, content or results of the arbitration only as provided in the rules of the American Arbitration Association in New York, New York. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interest.

E. No Assignment by the Subdistributor. The rights granted pursuant to this Subdistribution Agreement shall not be transferable by the Subdistributor, without the Distributor's prior written consent. For purposes of this Paragraph “E” of this Article "12" of this Subdistribution Agreement, any transfer of a controlling interest in the Subdistributor shall be deemed to be a transfer by the Subdistributor and if such transfer of a controlling interest has been made without the Distributor's prior written consent, the Distributor may in its sole and absolute discretion terminate by written notice pursuant to Paragraph "C" of this Article "12" of this Subdistribution Agreement.

F. Assignment by the Distributor. This Subdistribution Agreement shall be transferable by the Distributor provided that such transferee is the Distributor pursuant to a transfer of the Distribution Agreement.

G. Construction. Each of the parties hereto hereby further acknowledges and agrees that (i) each has been advised by counsel during the course of negotiations and (ii) each counsel has had significant input in the development of this Subdistribution Agreement and (iii) this Subdistribution Agreement shall not, therefore, be construed more strictly against any party responsible for its drafting regardless of any presumption or rule requiring construction against the party whose attorney drafted this Subdistribution Agreement.

H. Entire Agreement. This Subdistribution Agreement and all documents and instruments referred to herein (i) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (ii) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Each party hereto agrees that, except for the representations and warranties contained in this Subdistribution Agreement, the Distributor does not makes any other representations or warranties, and hereby disclaims any other representations and warranties made by itself or any of its officers, directors, managers, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Subdistribution Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

I. Further Assurances. The parties agree to execute any and all such other further instruments and documents, and to take any and all such further actions which are reasonably required to effectuate this Subdistribution Agreement and the intents and purposes hereof.

J. Binding Agreement. This Subdistribution Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, personal representatives, successors and assigns.

K. Non-Waiver.  Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Subdistribution Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Subdistribution Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions, (ii) the acceptance of performance of anything required by this Subdistribution Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver of any other or subsequent breach.

L. Counterparts. This Subdistribution Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

M. Facsimile Signatures. Any signature which is delivered via facsimile shall be deemed to be an original and have the same force and effect as if such facsimile signature were the original thereof.

N. Modifications. This Subdistribution Agreement may not be changed, modified, extended, terminated or discharged orally, except by a written agreement specifically referring to this Subdistribution Agreement which is signed by all of the parties to this Subdistribution Agreement.

O. Exhibits. All Exhibits annexed or attached to this Subdistribution Agreement are incorporated into this Subdistribution Agreement by reference thereto and constitute an integral part of this Subdistribution Agreement.

P. Survival. All of the provisions and obligations of this Subdistribution Agreement shall survive the termination of this Subdistribution Agreement.

Q. Severability. The provisions of this Subdistribution Agreement shall be deemed separable. Therefore, if any part of this Subdistribution Agreement is rendered void, invalid or unenforceable, such rendering shall not affect the validity or enforceability of the remainder of this Subdistribution Agreement; provided that if the part or parts which are void, invalid or unenforceable as aforesaid shall substantially impair the value of the whole Subdistribution Agreement to either party, that party may cancel, and terminate this Subdistribution Agreement by giving written notice to the other party.

If the above reflects our agreement, please sign where indicated below.

Sincerely,

By:
Steven Cantor, President

Agreed and Accepted:

By:
Title:

EXHIBIT F

LIENS

1.	Two UCC-1s filed by Ira Russack;

2.	Two UCC-1s filed by Canal Jeans Co.;

3.	Two UCC-1s filed by Angela Sabella; and

4.	UCC-1 filed by Trinity Bui.

EXHIBIT G

LITIGATION

1. Frank A. Ciolli, Alfred V. Greco, PLLC and Alfred V. Greco, individually v. Scantek Medical, Inc. and Dr. Zsigmond L. Sagi, Case No. 04-3978 in the United States District Court for the District of New Jersey. Mr. Ciolli is seeking (A) the distribution rights with respect to the Product in the United States and Mexico and (B) approximately $286,003 in loans made to the Manufacturer and/or approximately 6,650,000 shares of common stock, par value $.001 of the Manufacturer (“Common Stock”). Alfred V, Greco, PLLC and Alfred V. Greco are seeking $10,000 and 25,000 shares of Common Stock for legal fees and the costs and expenses of collection.

The Manufacturer, prior to the service of the lawsuit, had paid $105,000 plus interest to Mr. Ciolli with respect to one of the loans and issued to him 1,650,000 shares of the 6,650,000 shares of Common Stock Mr. Ciolli is seeking. The Manufacturer believes that (A) there is virtually no basis for Mr. Ciolli’s claim to the remaining 5,000,000 shares of Common Stock, and (B) while Mr. Ciolli is entitled to approximately $105,000 in repayment of one loan, Mr. Ciolli does not have a valid cause of action with respect to any of his other claims.

On October 15, 2004, the Manufacturer filed a Motion to Dismiss based upon insufficiency of service of process and failure to state a claim for which relief could be granted, for numerous reasons, including, but not limited to, (A) the Manufacturer had repaid the only loan evidenced by a promissory note made pursuant to the terms of the Letter of Intent and (B) the Manufacturer had issued 1,650,000 shares to Mr. Ciolli. Accordingly, the repayment of the $105,000 loan makes the claim for the balance of the shares claimed by Ciolli moot because those shares were being held in escrow to secure repayment of the $105,000 loan, and the issuance of the 1,650,000 shares makes the claim for the $33,000 loan moot. Mr. Ciolli and Mr. Greco requested that the Manufacturer allow them to (A) withdraw the action in New Jersey and (B) commence the action in New York. In view of the time and money spent thus far defending the case in New Jersey, the Manufacturer was not willing to allow Mr. Ciolli and Mr. Greco to withdraw the case in New Jersey. The Manufacturer determined to concede jurisdiction over it in New Jersey, and informed the Court of its decision. On August 8, 2005, the Court issued a decision with respect to the remainder of the Manufacturer’s Motion to Dismiss. The Court dismissed many of Mr. Ciolli’s claims against the Manufacturer and dismissed the Complaint in its entirety with respect to Dr. Sagi for lack of jurisdiction. The Manufacturer intends to vigorously defend against the remaining claims.

On August 22, 2005, Mr. Ciolli commenced an action in the Supreme Court of the State of New York against Dr. Sagi, the Manufacturer’s counsel, Mintz & Fraade, P.C., the two named partners of Mintz & Fraade, P.C. and certain individuals and entities with which the Manufacturer is engaged in business. Mr. Ciolli is seeking the following damages which he allegedly incurred: (1) compensatory damages in excess of $10,000,000, (2) punitive damages in excess of $5,000,000 and (3) 3,000,000 shares of Common Stock. Dr. Sagi and Mintz & Fraade, P.C. and its named partners intend to vigorously defend against these claims for which the Manufacturer is potentially liable pursuant to its indemnification of Dr. Sagi and counsel. The Manufacturer believes that Ciolli’s claims in the New York litigations against Dr. Sagi, Mintz & Fraade, P.C. and the partners of Mintz & Fraade, P.C. have no merit.

2. Carriage House Capital, on May 13, 2004, docketed with the Superior Court of New Jersey a judgment against the Manufacturer entered on July 17, 2001 in the Superior Court for the State of Arizona in the amount of $10,000 plus interest from November 20, 2000 plus attorneys’ fees and costs in the amount of $6,401.50. The Arizona judgment also provides for the issuance of 5,000 shares of Common Stock for every week commencing November 20, 2000 in which the judgment remains unsatisfied, which was later postponed to December 10, 2000 pursuant to an agreement between the Manufacturer and Carriage House Capital. On July 14, 2004, Carriage House Capital filed a motion to compel delivery of the stock and payment of attorneys’ fees and costs. As of September 16, 2005, the Manufacturer owed Carriage House 570,000 shares of Common Stock. The manufacturer intends to pay the $10,000 plus interest to Carriage House Capital, and to negotiate with Carriage House Capital to reduce the number of shares of Common Stock to be issued to Carriage House Capital.

3. Judgment entered on October 12, 2000 in favor of Tapecon Inc. in the amount of $14,563.82 with costs in an amount of $230.56. On December 8, 2000, Tapecon received $8,176.81 towards the payment of the judgment.

4. Stursberg & Veith and Folkenflik & McGerity seek to recover fees in the aggregate amount of $70,358.49 for legal services allegedly performed from 1997 through 1999. Opposing counsel tried to have the case put on the calendar for trial and the Manufacturer opposed said action on the basis of incomplete discovery. On September 30, 2004, the Court ordered the case to be remanded and reassigned to a non-commercial part. The parties have recently reached an oral agreement with respect to the payment of the $70,358.49 sought by Stursberg & Veith and Folkenflik & McGerity. Commencing on January 15, 2005, the Manufacturer shall pay $5,000 to Stursberg & Veith and Folkenflik & McGerity and on the fifteenth of each month thereafter, the Manufacturer shall pay Stursberg & Veith and Folkenflik & McGerity $10,000 until the fees have been paid in full. The Manufacturer has made the $5,000 payment due on January 15, 2005 and the $10,000 payments due through June 15, 2005. Accordingly, the Manufacturer has paid approximately 78% of the money owed to Stursberg & Veith and Folkenflik & McGerity and the amount currently owed is $15,358.49.

After making the May 15, 2005 payment, the Manufacturer requested an extension of thirty (30) days with respect to the June 15, 2005 payment and subsequent payments. The Manufacturer had been orally advised by Max Folkenflik of Stursberg & Veith and Folkenflik & McGerity that the extension would be granted. However, the Manufacturer was unable to make the next payment on July 15, 2005, and on July 19, 2005, Stursberg & Veith and Folkenflik & McGerity sent it a notice of default with respect to the June 15, 2005 and July 15, 2005 payments. Although the Manufacturer made the payment due on June 15, 2005 on August 18, 2005, it has not made the remaining payments which were due on July 15, 2005 and August 15, 2005. Stursberg & Veith and Folkenflik & McGerity may enter a judgment with the Clerk of the Court for $70,358.49, less the payments of $55,000 previously made, plus compounded interest at the rate of 8% per annum from March 15, 1999.

EXHIBIT H

FORM OF LETTER AGREEMENT TO BE

EXECUTED PURSUANT TO ARTICLE “21”

OF THE AGREEMENT

From:  The Indemnifying Party

(Name and Address)

To:      The Indemnified Party

(Name and Address)

Date:

Gentlemen/Ladies:

This shall confirm and acknowledge that pursuant to Article “21” of the Exclusive Distribution Agreement (the “Agreement”) dated as of the 9th day of January, 2007, by and among Scantek Medical, Inc. and ____________________, the undersigned acknowledges its liability for indemnification to you with respect to _________________ (description of claim) (the “Claim”), and shall not take the position that it is not liable to you with respect to the Claim. Such obligation is subject to all of the provisions, terms and conditions of the Agreement.

Very truly yours,

Name of Indemnifying Party

By:

(Authorized Signature)

STATE OF	)
)ss.:
COUNTY OF	)

On the ____ day of __________, ____ before me personally came __________ to me known, who, being by me duly sworn, did depose and say that that he or she is the ____________ of __________________________, the ___________ described in and which executed the foregoing instrument; that he or she knows the seal of said _________________; that the seal affixed to said instrument is such _________ seal; that it was so affixed by order of the board of _________ of said _______________, and that he or she signed his or her name thereto by like order.

Notary Public